Exhibit 10.1

EXECUTION COPY

$750,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 18, 2007

among

BRE PROPERTIES, INC.,

as the Borrower,

WACHOVIA CAPITAL MARKETS, LLC

and

RBS SECURITIES CORPORATION,

as Joint Lead Arrangers and Joint Book Managers,

WACHOVIA BANK, NATIONAL ASSOCIATION

as Administrative Agent, Swing Line Lender and L/C Issuer,

THE ROYAL BANK OF SCOTLAND plc,

as Syndication Agent,

Each of

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.

and

DEUTSCHE BANK SECURITIES, INC.,

as Co-Documentation Agents

and

THE OTHER LENDERS PARTY HERETO,

as Lenders

5.04	Binding Effect	47
5.05	Financial Statements; No Material Adverse Effect	48
5.06	Litigation	48
5.07	No Default	48
5.08	Ownership of Property; Liens	48
5.09	Environmental Compliance	49
5.10	Insurance	49
5.11	Taxes	49
5.12	ERISA Compliance	49
5.13	Subsidiaries	50
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	50
5.15	Disclosure	50
5.16	Compliance with Laws	50
5.17	Foreign Asset Control	51
5.18	Intellectual Property; Licenses, Etc.	51
5.19	Affiliate Transactions	51
5.20	Business	51
5.21	Unencumbered Assets	51

ARTICLE VI.	AFFIRMATIVE COVENANTS	51
6.01	Financial Statements	51
6.02	Certificates; Other Information	52
6.03	Notices	53
6.04	Payment of Obligations	54
6.05	Preservation of Existence, Etc.	55
6.06	Maintenance of Properties	55
6.07	Maintenance of Insurance	55
6.08	Compliance with Laws	55
6.09	Books and Records	55
6.10	Inspection Rights	55
6.11	Use of Proceeds	56
6.12	Additional Guarantors; Release of Guarantors	56
6.13	Environmental Matters	57
6.14	Conduct of Business	57
6.15	Further Assurances	57

ARTICLE VII.	NEGATIVE COVENANTS	57
7.01	Liens	57
7.02	Investments	58
7.03	Indebtedness	58
7.04	Fundamental Changes	58
7.05	Dispositions	59
7.06	Restricted Payments	59
7.07	Change in Nature of Business	59
7.08	Transactions with Affiliates	59
7.09	Burdensome Agreements	59
7.10	Use of Proceeds	59
7.11	Financial Covenants	60
7.12	Development	60
7.13	Fundamental Changes and REIT Covenants	60

7.14	ERISA Exemptions	61
7.15	Fiscal Year	61

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	61
8.01	Events of Default	61
8.02	Remedies Upon Event of Default	63
8.03	Application of Funds	64

ARTICLE IX.	ADMINISTRATIVE AGENT	64
9.01	Appointment and Authorization and Action	64
9.02	Administrative Agent’s Reliance	65
9.03	Notice of Defaults	66
9.04	Wachovia as Lender	66
9.05	Approvals of Lenders	66
9.06	Lender Credit Decision, Etc.	67
9.07	Indemnification of Administrative Agent	67
9.08	Successor Administrative Agent	68
9.09	Titled Agents	68
9.10	Administrative Agent May File Proofs of Claim	69
9.11	Guaranty Matters	69

ARTICLE X.	MISCELLANEOUS	69
10.01	Amendments, Etc.	69
10.02	Notices and Other Communications; Facsimile Copies	70
10.03	No Waiver; Cumulative Remedies	72
10.04	Attorney Costs, Expenses and Taxes	72
10.05	Indemnification by the Borrower	72
10.06	Payments Set Aside	73
10.07	Successors and Assigns	73
10.08	Confidentiality	76
10.09	Set-off	77
10.10	Interest Rate Limitation	77
10.11	Counterparts	77
10.12	Integration	78
10.13	Survival of Representations and Warranties	78
10.14	Severability	78
10.15	Tax Forms	78
10.16	Governing Law	80
10.17	Waiver of Right to Trial by Jury	80
10.18	Patriot Act	80
10.19	Time of the Essence	80
10.20	NO NOVATION	80

SIGNATURES

SCHEDULES

1.01(A)	Existing Letters of Credit
1.01(B)	Loan Parties
2.01	Commitments and Pro Rata Shares
5.05	Supplement to Financial Statements
5.06	Litigation
5.08	Liens
5.09	Environmental Matters
5.13	Subsidiaries and Other Investments
5.21	Unencumbered Real Property
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Bid Request
B-2	Competitive Bid
C	Swing Line Loan Notice
D	Note
E	Compliance Certificate
F	Assignment and Assumption
G	Guaranty
H	Opinion Matters

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of September 18, 2007, among BRE PROPERTIES, INC., a Maryland corporation (the “Borrower”), each of WACHOVIA CAPITAL MARKETS, LLC and RBS SECURITIES CORPORATION, as joint lead arranger and joint book manager, THE ROYAL BANK OF SCOTLAND, PLC, as syndication agent, each of BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and DEUTSCHE BANK SECURITIES, INC., as co-documentation agents, the several financial institutions from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and L/C Issuer.

WHEREAS, the Borrower, the Administrative Agent, certain Lenders and other parties entered into that certain Credit Agreement dated as of January 20, 2006 (as amended and as in effect immediately prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to amend and restate the Existing Credit Agreement, among other things, to make available to the Borrower a revolving credit facility in the initial amount of $750,000,000, which will include a $75,000,000 letter of credit subfacility and a $75,000,000 swingline subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is restated in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of 1%.

“Absolute Rate Loan” means a Bid Loan that bears interest at a rate determined with reference to an Absolute Rate.

“Adjusted NOI” means, for any fiscal quarter with respect to any Real Property, the gross rental income of such Real Property for such fiscal quarter (determined in accordance with GAAP), adjusted by deducting (a) the aggregate amount of all reasonable and customary property expenses, including operating costs, maintenance and repair costs, leasing and administrative costs, the greater of actual management fees or 2.5% of the gross revenues of such Real Property for such period, real estate taxes and insurance premiums attributable to such Real Property for such fiscal quarter; and (b) in respect of capital expenditures for such fiscal quarter, $37.50 per apartment unit including, without double counting, any amounts for capital reserves included in operating expense when calculating net income. Adjusted NOI will be adjusted for any non-recurring items and the acquisitions and dispositions of Real Property during any fiscal quarter.

“Administrative Agent” means Wachovia in its capacity as contractual representative of the Lenders under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Details Form” means an Administrative Details Reply Form in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning specified in Section 3.07.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Wachovia in its capacity as the Administrative Agent, Wachovia Capital Markets LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee (bps)	Eurodollar Rate + (bps) and Letters of Credit (bps)	Base Rate + (bps)
1	A-/A3 or better	10.0	32.5	0
2	BBB+/Baa1	12.5	37.5	0
3	BBB/Baa2	15.0	47.5	0
4	BBB-/Baa3	17.5	75.0	0
5	Worse than BBB-/Baa3	20.0	105.0	25

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that in the event of a split Debt Rating between S&P and Moody’s: (a) if there is a one level difference between the Debt Ratings, then the level corresponding to the higher Debt Rating shall be used, and (b) if there is a greater than one level difference between the Debt Ratings, then the level corresponding to the Debt Rating one level immediately above the lower Debt Rating shall be used (in each case, with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest). During any period for which the Borrower has not received a Debt Rating from either S&P or Moody’s, the Applicable Rate shall be determined based on Level 5.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and the Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and the Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means the per annum rate of interest equal to the greater of (a) the Administrative Agent’s prime rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate resulting from a change in the Administrative Agent’s prime rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Administrative Agent or any other Lender on any extension of credit to any debtor.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Loans of the same Type from each of the Lenders whose offer to make one or more Bid Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.03.

“Bid Loan” has the meaning specified in Section 2.03(a).

“Bid Loan Lender” means, in respect of any Bid Loan, the Lender making such Bid Loan to the Borrower.

“Bid Loan Sublimit” means an amount equal to 50% of the Aggregate Commitments; provided, however, that, for two thirty-day periods during any period of twelve consecutive months, upon the request of the Borrower, the Bid Loan Sublimit may equal 100% of the Aggregate Commitments. The Bid Loan Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Bid Request” means a written request for one or more Bid Loans substantially in the form of Exhibit B-1.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing, a Bid Borrowing or a Swing Line Borrowing, as the context may require.

“BRE Property Investors” means BRE Property Investors LLC.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, the State of California or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalization Rate” means 6.50%.

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Committed Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Committed Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Competitive Bid” means a written offer by a Lender to make one or more Bid Loans, substantially in the form of Exhibit B-2, duly completed and signed by a Lender.

“Completed” means, with respect to any item of Real Property, that the construction of all apartment units (or discreet phase(s) thereof, if applicable) has been completed, certificates of occupancy shall have been issued with respect to such apartment units, and such apartment units shall be available for immediate lease and occupancy in the normal course of business.

“Completed and Stabilized Real Property” means each item of Real Property for which either of the following is true: (a) such Real Property has been Completed for a minimum of twelve months, or (b) such Real Property has been Completed and at least 85% of the apartment units within such Real Property are occupied by tenants, under written leases, who have commenced paying rent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated” means, with respect to any Person, that such Person’s financial results are consolidated (or required to be consolidated) under GAAP with the financial results of Borrower.

“Consolidated Adjusted EBITDA” means, for any fiscal quarter and without double counting any item, Consolidated Net Income for such fiscal quarter plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense (as it appears on the Borrower’s consolidated income statement in accordance with GAAP) for such fiscal quarter, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and the Subsidiaries for such fiscal quarter, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, and (iv) losses from extraordinary items or assets sales which were deducted in determining such Consolidated Net Income; and minus (b) the sum of (i) all non-cash items increasing Consolidated Net Income for such fiscal quarter, (ii) a capital reserve equal to $37.50 per apartment unit in the case of any Real Property asset owned by the Borrower or the Subsidiaries (without duplication to the extent that capital expenditures have already been included in operating expenses in calculating Consolidated Net Income), (iii) gains from extraordinary items or assets sales which are included in determining Consolidated Net Income, and (iv) the portion of such Consolidated Net Income attributable to the minority interests in any Subsidiary during such fiscal quarter. In addition, Consolidated Adjusted EBITDA shall include an amount equal to the Borrower’s pro rata share of Consolidated Adjusted EBITDA of its Unconsolidated Affiliates. Consolidated Adjusted EBITDA will include income and expenses relating to continuing and discontinued operations and will be adjusted for any non-recurring items and the acquisitions and dispositions of property during any fiscal quarter. Except as provided otherwise, the applicable period shall be for the prior fiscal quarter ending as of the date of determination.

“Consolidated Fixed Charges” means, for any fiscal quarter the sum of (a) Consolidated Interest Expense of the Borrower and the Subsidiaries, plus (b) scheduled or otherwise required principal amortization for such fiscal quarter on all Indebtedness of the Borrower and the Subsidiaries, but excluding any balloon payment due at maturity, plus (c) all dividends accrued during such fiscal quarter in respect of any and all outstanding preferred shares of Borrower and the Subsidiaries, whether or not declared or paid. The Borrower’s pro rata share of the Consolidated Fixed Charges of Unconsolidated Affiliates of the Borrower for such fiscal quarter shall be included in determinations of Consolidated Fixed Charges.

“Consolidated Interest Expense” means, as to any Person, for any fiscal quarter, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of such Person in connection with borrowed money (including accrued or capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of such Person with respect to such fiscal quarter under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any fiscal quarter, for the Borrower and the Subsidiaries, the net income of the Borrower and the Subsidiaries for that fiscal quarter. The Borrower’s pro rata share of the Consolidated Net Income of Unconsolidated Affiliates of the Borrower shall be included in determinations of Consolidated Net Income.

“Consolidated Total Liabilities” means as of any date, and without double counting any item, the sum of (a) the Total Liabilities of the Borrower and the Subsidiaries as of such date, plus (b) the Recourse Indebtedness of any Guarantor or Subsidiary that is Guaranteed by the Borrower or any other Guarantor or that is otherwise recourse to the Borrower or any other Guarantor, plus (c) to the extent not included in (b), the Borrower’s pro rata share of the Indebtedness of any Guarantor or Subsidiary.

“Construction Property” means any Property (a) with respect to which actual construction or other physical development or redevelopment activities have commenced or are scheduled to commence in the next twelve months, and (b) for which no certificate of occupancy shall have been issued or received.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Borrower Entity” means any Unconsolidated Affiliate of which (a) Borrower or any Subsidiary is a general partner (if the Unconsolidated Affiliate is a partnership) or a managing member (if the Unconsolidated Affiliate is a limited liability company) or trustee (if the Unconsolidated Affiliate is a trust); or (b) if the management of such Unconsolidated Affiliate or the right to Dispose of or encumber the property of such Unconsolidated Affiliate is otherwise controlled, directly or indirectly through one or more intermediaries, by the Borrower or any Subsidiary.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Base Rate plus 4% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Development” means, with respect to any multifamily apartment project under construction, that the real property has been acquired by the owner thereof, and that construction contracts have been entered into and all necessary building permits have been obtained, until the construction of all units (or discreet phase(s) thereof, if applicable) of such apartment project shall have been Completed.

“Development Property” means a Real Property currently under Development or redevelopment that has not achieved an occupancy rate of at least 85%, or on which the improvements (other than tenant improvements on unoccupied space) related to the Development or redevelopment have not been completed. A Development Property on which all improvements (other than tenant improvements on unoccupied space, as applicable) related to the development of such Real Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an occupancy rate of at least 85%.

“Disposition” or “Dispose” means the sale, transfer, exclusive license or other, similar disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means, for any Person, (i) distributions of any properties, including cash, rights, obligations or limited liability company interests or units, on account of any equity interests of such Person or (ii) the purchase, redemption or other acquisition for value of any equity interests of such Person.

“Dollar” and “$” mean lawful money of the United States.

“Down REIT Subsidiary” means a Subsidiary of the Borrower that is a partnership or limited liability company whereby the limited partners or members contribute Real Property in exchange for partnership or membership interests in such Subsidiary that may be put to the partnership or limited liability company in exchange for cash or, in certain cases, may be exchanged for cash or shares of common stock of the Borrower, as determined by the Borrower.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Bid Margin” means the margin above or below the Eurodollar Rate to be added to or subtracted from the Eurodollar Rate, which margin shall be expressed in multiples of 1/100th of 1%.

“Eurodollar Margin Bid Loan” means a Bid Loan that bears interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent, in its capacity as a Lender (or, in the case of a Bid Loan, the applicable Bid Loan Lender) and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s (or such Bid Loan Lender’s) London Branch to major banks in the London interbank eurodollar market at their request at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Committed Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Loan” means a Eurodollar Rate Committed Loan or a Eurodollar Margin Bid Loan.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Bid Loan” means each “Bid Loan” as defined in, and initially made under, the Existing Credit Agreement with respect to which the last day of the Interest Period applicable thereto extends beyond the Closing Date.

“Existing Credit Agreement” has the meaning given to that term in the first “WHEREAS” clause of this Agreement.

“Existing Letters of Credit” means the letter of credit issued by Wachovia and Bank of America, N.A. under the Existing Credit Agreement and set forth on Schedule 1.01(A) hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated August 10, 2007, among the Borrower, the Administrative Agent and the other parties thereto.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of depreciated property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Person that is a party to a Guaranty on the Closing Date as set forth on Schedule 1.01(B) and each other Person that becomes a party to a Guaranty pursuant to Section 6.12 and in any event shall include all existing and future Subsidiaries owning Unencumbered Real Property.

“Guaranty” means each Guaranty made by each Guarantor in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.04(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that, in the case of any such indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, the value of such Indebtedness shall be limited to the fair market value of such property or assets;

(f) capital leases and Synthetic Lease Obligations;

(g) all Guarantees of such Person in respect of any of the foregoing; and

(h) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, the date of any prepayment of such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each calendar month, the date of any prepayment of such Loan and the Maturity Date.

“Interest Period” means (a) as to each Eurodollar Rate Committed Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Committed Loan and ending on the date one, two, three or six months, or, to the extent available to all Lenders, one week or nine or twelve months, thereafter, as selected by the Borrower in its Committed Loan Notice; and (b) as to each Absolute Rate Loan or Eurodollar Margin Bid Loan, the period commencing on the date such Absolute Rate Loan or Eurodollar Margin Bid Loan is disbursed and ending on the Business Day not less than 7 nor more than 180 days thereafter, as selected by the Borrower in its Bid Request; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means any direct or indirect acquisition or investment by the Borrower or BRE Property Investors in any Person, whether by means of (a) the purchase or other acquisition of capital stock, partnership interests or other securities of or equity interests in such Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, such Person, including any partnership or joint venture interest in such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of such Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Wachovia in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and Bank of America, N.A., solely as issuer of certain Existing Letters of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, for each Lender, the office of such Lender specified as such in such Lender’s Administrative Details Form, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is 20 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” equals $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan, a Bid Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter, each Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party to the Administrative Agent or any Lender in connection with, pursuant to or relating to this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party, or the Loan Parties and the Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary to which more than $10,000,000 of Total Asset Value is attributable on an individual basis.

“Maturity Date” means September 17, 2012.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness of that Person with respect to which recourse to such Person for payment is contractually limited to specific assets encumbered by a Lien securing such Indebtedness. Notwithstanding the foregoing, Indebtedness of any Person shall not fail to constitute Non-Recourse Indebtedness by reason of the inclusion in any document evidencing, governing, securing or otherwise relating to such Indebtedness to the effect that such Person shall be liable, beyond the assets securing such Indebtedness, for (i) misapplied moneys, including insurance and condemnation proceeds and security deposits, (ii) liabilities (including environmental liabilities) of the holders of such Indebtedness and their affiliates to third parties, (iii) breaches of customary representations and warranties given to the holders of such Indebtedness, (iv) commission of waste with respect to any part of the collateral securing such Indebtedness, (v) recovery of rents, profits or other income attributable to the collateral securing such Indebtedness collected following a default, (vi) fraud, gross negligence or willful misconduct, and (vii) breach of any covenants regarding compliance with ERISA.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and the Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (i) with respect to Committed Loans, Bid Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans, Bid Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Real Property” means multi-family residential properties held for rental.

“Recourse Indebtedness” means any Indebtedness of a Person that is not contractually limited to specific assets encumbered by a Lien securing such Indebtedness.

“Register” has the meaning set forth in Section 10.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to a Bid Loan, a Bid Request, (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having at least 66-2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate at least 66-2/3% of the Total Outstandings (with the aggregate amount of each

Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer or secretary of a Loan Party (unless otherwise specified herein). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country of its government, or (d) a Person resident in or determined to be resident in a country that is subject to a country sanctions program administered and enforced by OFAC as identified on the list maintained by OFAC and published from time to time.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC as published from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, without duplication, all Recourse Indebtedness and Non-Recourse Indebtedness of Borrower or any Subsidiary that is secured by a Lien on any property and shall include (without duplication) the Borrower’s pro rata share of the Secured Indebtedness of its Unconsolidated Affiliates.

“SPC” has the meaning specified in Section 10.07(h).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower or of BRE Property Investors.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means Wachovia in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000, and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Threshold Amount” means $25,000,000.

“Titled Agents” means each of the Joint Lead Arrangers, Joint Book Managers, the Syndication Agent, the Co-Documentation Agents and their respective successors and permitted assigns.

“Total Asset Value” means, with respect to the Borrower and the Subsidiaries on a consolidated basis, and without double counting any item, the sum of:

(a) the value of any Completed and Stabilized Real Property owned by the Borrower and the Subsidiaries for one or more fiscal quarters, determined by calculating the annualized Adjusted NOI for such property for the most recent fiscal quarter, capitalized at the Capitalization Rate; plus

(b) with respect to any Real Property that has been acquired by the Borrower or a Subsidiary during the prior six fiscal quarters just ended, the value of such property calculated as the acquisition cost of such property in accordance with GAAP; plus

(c) the value of any other real property owned by the Borrower or a Subsidiary and that is under Development, calculated at the lower of the acquisition cost or book value of such property; plus

(d) the book value (net of any applicable reserves) of all other tangible assets of the Borrower and the Subsidiaries as shown on its most recent quarterly financial statements prepared on a consolidated basis in accordance with GAAP; plus

(e) the Borrower’s pro rata share of all items referred to in the foregoing clauses (a)-(c) owned by any Unconsolidated Affiliate of the Borrower.

Notwithstanding the foregoing, any determination of Total Asset Value shall not include any Development or Investment which is held by the Borrower or any Subsidiary in violation of Section 7.02, Section 7.12 or any other applicable provisions hereof.

“Total Liabilities” of a Person means, without duplication, the sum of (a) all Recourse Indebtedness and Non-Recourse Indebtedness of such Person, whether or not such Indebtedness should be included as a liability on the balance sheet of such Person in accordance with GAAP, and (b) all other liabilities of every nature and kind of such Person that should be included as liabilities of such Person on the balance sheet of such Person in accordance with GAAP (including such Person’s pro rata share of the liabilities of its Unconsolidated Affiliates), and (c) all Off-Balance Sheet Liabilities of such Person.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means (a) with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan, and (b) with respect to a Bid Loan, its character as an Absolute Rate Loan or a Eurodollar Margin Bid Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Real Property” means any Real Property located in the United States of America as to which neither such Real Property, nor any interest in the Person owning such Real Property, is (a) subject to any Lien (other than Liens described in clauses (i) – (iii) of Section 7.01(b)) or (b) subject to any agreement (other than this Agreement or any other Loan Document, and including any provision of the Organizational Documents of such Person) that prohibits or limits the creation of any Lien thereon as security for Indebtedness of the owner of such Real Property.

“Unencumbered Real Property Adjusted NOI” means for all Unencumbered Real Property owned by the Borrower or a Guarantor, the annualized Adjusted NOI for the most recent fiscal quarter.

“Unencumbered Real Property Value” means the value of any Unencumbered Real Property owned by the Borrower or any Guarantor and without double counting any item, the sum of:

(a) the value of any Completed and Stabilized Real Property owned by the Borrower and the Subsidiaries for one or more fiscal quarters, determined by calculating the annualized Unencumbered Real Property Adjusted NOI for such Unencumbered Real Property for the most recent fiscal quarter, capitalized at the Capitalization Rate; plus

(b) with respect to any Unencumbered Real Property that has been acquired by the Borrower or a Subsidiary during the prior six fiscal quarters just ended, the value of such Unencumbered Real Property calculated as the acquisition cost of such Unencumbered Real Property in accordance with GAAP; plus

(c) the book value of any other Unencumbered Real Property that is a Development Property owned by the Borrower or a Subsidiary, calculated at the lower of the acquisition cost or book value of such Unencumbered Real Property.

Notwithstanding the foregoing, any determination of Unencumbered Real Property Value shall be limited to the extent that the value of Unencumbered Real Properties included under the immediately preceding clause (c) may not comprise more than 20% of Unencumbered Real Property Value.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, based on the actuarial value of the assets and the actuarial accrued liabilities that are used in conjunction with determining the funding requirements for such Pension Plan reported in such Pension Plan’s annual report for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.04(c)(i).

“Unsecured Indebtedness” means, without duplication, all Indebtedness of the Borrower and its Subsidiaries that is not Secured Indebtedness. The Borrower’s and the Subsidiaries’ pro rata share of Indebtedness of Unconsolidated Affiliates shall not be included for purposes of calculating the Unsecured Indebtedness of the Borrower and its Subsidiaries.

“Wachovia” means Wachovia Bank, National Association, together with its successors and assigns.

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower or BRE Property Investors 100% of the stock, partnership interests, membership interests or other equity or other beneficial interests (in the case of Persons other than corporations) of which is owned directly or indirectly by the Borrower and/or BRE Property Investors.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Committed Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Committed Loans or any conversion of Eurodollar Rate Committed Loans to Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Committed Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Committed Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the

Administrative Agent’s Office not later than 1 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wachovia with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then, the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Committed Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Committed Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Committed Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, all continuations of Committed Loans as the same Type and all Bid Loans, there shall not be more than eight Interest Periods in effect with respect thereto.

(f) The Borrower and the Lenders agree that on the Closing Date all Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be repaid with the proceeds of the Loans to be made by the Lenders hereunder on the Closing Date; provided that, notwithstanding the foregoing or anything set forth in this agreement to the contrary, the Existing Bid Loans shall continue under this facility.

2.03 Bid Loans.

(a) General. Subject to the terms and conditions set forth herein, each Lender agrees that the Borrower may from time to time request the Lenders to submit offers to make loans (each such loan, and, so long as it is outstanding, each Existing Bid Loan, a “Bid Loan”) to the Borrower prior to the Maturity Date pursuant to this Section 2.03; provided, however, that after giving effect to any Bid Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of all Bid Loans shall not exceed the Bid Loan Sublimit. Each Existing Bid Loan shall be deemed to have been made pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof until the last day of the Interest Period applicable thereto. Each Existing Bid Loan shall continue with the same terms (including, without limitation, the type of loan, principal amount and interest rate) as was applicable to such Existing Bid Loan immediately prior to the Closing Date. There shall not be more than eight different Interest Periods in effect at any time with respect to all Committed Borrowings and Bid Loans.

(b) Requesting Competitive Bids. As long as the Borrower maintains a Debt Rating of not less than Baa3 from Moody’s and BBB- from S&P, the Borrower may request the submission of Competitive Bids by delivering a Bid Request and an auction fee of $2,500 to the Administrative Agent not later than 1 p.m. (i) one Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans. Each Bid Request shall specify (i) the requested date of the Bid Borrowing (which shall be a Business Day), (ii) the aggregate principal amount of Bid Loans requested (which must be $3,000,000 or a whole multiple of $1,000,000 in excess thereof), (iii) the Type of Bid Loans requested, and (iv) the duration of the Interest Period with respect thereto, and shall be signed by a Responsible Officer of the Borrower. No Bid Request shall contain a request for (i) more than one Type of Bid Loan, or (ii) Bid Loans having more than three different Interest Periods. Unless the Administrative Agent otherwise agrees in its sole and absolute discretion, the Borrower may not submit a Bid Request if it has submitted another Bid Request within the prior five Business Days.

(c) Submitting Competitive Bids.

(i) The Administrative Agent shall promptly notify each Lender of each Bid Request received by it from the Borrower and the contents of such Bid Request.

(ii) Each Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Bid Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Administrative Agent not later than 10 a.m. (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (B) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans; provided, however, that any Competitive Bid submitted by Wachovia in its capacity as a Lender in response to any Bid Request must be submitted to the Administrative Agent not later than 9:45 a.m. on the date on which Competitive Bids are required to be delivered by the Lenders in response to such Bid Request. Each Competitive Bid shall specify (A) the proposed date of the Bid Borrowing; (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the bidding Lender, (y) must be $1,000,000 or a whole multiple of $500,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested; (C) if the proposed Bid Borrowing is to consist of Absolute Rate Bid Loans, the Absolute Rate offered for each such Bid Loan and the Interest Period applicable thereto; (D) if the proposed Bid Borrowing is to consist of Eurodollar Margin Bid Loans, the Eurodollar Bid Margin with respect to each such Eurodollar Margin Bid Loan and the Interest Period applicable thereto; and (E) the identity of the bidding Lender.

(iii) Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request. Any Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Lender of any manifest error it detects in such Lender’s Competitive Bid.

(iv) Subject only to the provisions of Sections 3.02, 3.03 and 4.02 and clause (iii) above, each Competitive Bid shall be irrevocable.

(d) Notice to Borrower of Competitive Bids. Not later than 12 noon (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Administrative Agent shall notify the Borrower of the identity of each Lender that has submitted a Competitive Bid that complies with Section 2.03(c) and of the terms of the offers contained in each such Competitive Bid.

(e) Acceptance of Competitive Bids. Not later than 1 p.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers notified to it pursuant to Section 2.03(d). The Borrower shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Borrower may accept any Competitive Bid in whole or in part; provided that:

(i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

(ii) the principal amount of each Bid Loan must be $1,000,000 or a whole multiple of $500,000 in excess thereof;

(iii) the acceptance of offers may be made only on the basis of ascending Absolute Rates or Eurodollar Bid Margins within each Interest Period; and

(iv) the Borrower may not accept any offer that is described in Section 2.03(c)(iii) or that otherwise fails to comply with the requirements hereof.

(f) Procedure for Identical Bids. If two or more Lenders have submitted Competitive Bids at the same Absolute Rate or Eurodollar Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Eurodollar Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 2.03(e)(iii)) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Borrower, the Administrative Agent and such Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Lender in respect of such Interest Period, with such accepted amounts being rounded to the nearest whole multiple of $1,000,000.

(g) Notice to Lenders of Acceptance or Rejection of Bids. The Administrative Agent shall promptly notify each Lender having submitted a Competitive Bid whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Borrower by the applicable time specified in Section 2.03(e) shall be deemed rejected.

(h) Notice of Eurodollar Rate. If any Bid Borrowing is to consist of Eurodollar Margin Loans, the Administrative Agent shall determine the Eurodollar Rate for the relevant Interest Period, and promptly after making such determination, shall notify the Borrower and the Lenders that will be participating in such Bid Borrowing of such Eurodollar Rate.

(i) Funding of Bid Loans. Each Lender that has received notice pursuant to Section 2.03(g) that all or a portion of its Competitive Bid has been accepted by the Borrower shall make the amount of its Bid Loan(s) available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:30 p.m. on the date of the requested Bid Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent.

(j) Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 2.03, the Administrative Agent shall notify each Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Bid Loan and the aggregate amount of each Bid Borrowing.

2.04 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower (provided that Bank of America, N.A. shall not issue new Letters of Credit), and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date except in accordance with Section 2.04(b)(iii), unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(E) such Letter of Credit is in an initial amount less than $400,000 or is to be denominated in a currency other than Dollars.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date except in accordance with the following sentence; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.04(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. A Letter of Credit that contains an automatic extension provision may provide for an extension of its expiration date to a date not more than one year beyond the Maturity Date so long as the Borrower, at least 20 days prior to the Maturity Date, (i) either (x) Cash Collateralizes such Letter of Credit, (y) delivers a back-up letter of credit issued by a financial institution located in the United States having a Debt Rating of AA/Aa2 or better or (z) delivers such other collateral acceptable to the Administrative Agent and the Lenders and (ii) delivers a reimbursement agreement in form and substance acceptable to the Administrative Agent and such other documents requested by the Administrative Agent evidencing the Borrower’s reimbursement obligations in respect of such Letter of Credit.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt by the L/C Issuer from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower of the amount to be paid by the L/C Issuer as a result of such demand and the date on which payment is to be made by the L/C Issuer to such beneficiary in respect of such demand (the “Honor Date”); provided, however, the L/C Issuer’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from its obligation to reimburse the L/C Issuer for any drawing made with respect to such Letter of Credit. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the L/C Issuer for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the L/C Issuer to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). If the Borrower fails to so reimburse the L/C Issuer by such time (which reimbursement may be made by a Borrowing, if permitted under this Agreement), the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be deemed presumptively correct, absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, if, as of the end of the Availability Period, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn (other than such Auto-Renewal Letters of Credit which have been secured and, with respect to which, the conditions set forth in the last sentence in Section 2.04(b)(iii) have been satisfied), the

Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Wachovia.

(h) Applicability of Law. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), either (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) or (ii) the rules of Uniform Customs and Practice for Documentary Credits, as determined by the L/C Issuer, shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate (or while an Event of Default exists, at a per annum rate equal to 4%) times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount equal to the greater of (i) $500 or (ii) 12.5 basis points times the daily maximum amount available to be drawn under the applicable Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) payable (A) for the period from and including the date of issuance of such Letter of Credit through and including the expiration date of such Letter of Credit and (B) if the expiration date of any Letter of Credit is extended (whether as a result of the operation of an automatic extension clause or otherwise), for the period from but excluding the previous expiration date to and including the extended expiration date. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fronting fee and customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.05 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall repay each Swing Line Loan within one Business Day of demand therefor by the Swing Line Lender (provided, however, that if the Swing Line Lender gives such demand later than 10 a.m. on any day, the demand shall be deemed to have been given on the following Business Day) and in any event, within five Business Days after the date such Swing Line Loan was made. The proceeds of any Swing Line Loan may not be used to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base

Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than noon (A) three Business Days prior to any date of prepayment of Eurodollar Rate Committed Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) No Bid Loan may be prepaid without the prior consent of the applicable Bid Loan Lender; provided that if, at any time the aggregate Outstanding Amount of Bid Loans exceed the Bid Loan Sublimit, then the Borrower shall immediately prepay the Bid Loans in an aggregate amount of such excess. The Borrower shall prepay such Bid Loans on a pro rata basis to each Lender holding Bid Rate Loan.

(c) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

2.07 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 2 p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) if the Borrower seeks to reduce the Aggregate Commitments below $100,000,000, then the Aggregate Commitments shall all automatically and permanently be reduced to zero, (iv) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (v) if, after giving effect to any reduction of the Aggregate Commitments, the Bid Loan Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees set forth in the Fee Letter, all fees set forth in subsections (i) and (j) of Section 2.04, and all fees set forth in Section 2.10 accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08 Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) The Borrower shall repay each Bid Loan on the last day of the Interest Period in respect thereof.

(c) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made, (ii) within one Business Day of demand therefor by the Swing Line Lender (provided, however, that if the Swing Line Lender gives such demand later than 10 a.m. on any day, the demand shall be deemed to have been given on the following Business Day) and (iii) the Maturity Date.

2.09 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Bid Loan shall bear interest on the outstanding principal amount thereof for the Interest Period therefor at a rate per annum equal to the Eurodollar Rate for such Interest Period plus (or minus) the Eurodollar Bid Margin, or at the Absolute Rate for such Interest Period, as the case may be; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Administrative Agent and such other parties to the Fee Letter as set forth therein, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.

2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business as provided in Section 10.07(c). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Unless a Lender has elected not to receive a Note, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13 Payments Generally.

(a) Subject to the provisions of Section 3.01, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan or Bid Loan, as the case may be, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest; provided, however, that if the Lender makes such funds available to the Administrative Agent no later than 1 p.m. and the Administrative Agent does not return such funds on the day that such funds were made available to the Administrative Agent, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.15 Reserved. Increase in Commitments.

(a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $250,000,000 (and provided that, in any event, the Aggregate Commitments shall not exceed $1,000,000,000 at any time). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. The Borrower’s ability to increase the Aggregate Commitments under this Section 2.16 shall be subject to syndication of the amount of the increase in the Aggregate Commitments. Borrower shall execute and deliver such amendments to the Loan Documents and other documents and certificates, including, but not limited to a new Note in favor of any existing Lender and any additional Eligible Assignee, and shall pay such additional upfront fees, arrangement fees and other fees, as may be required by the Administrative Agent, the Lenders or such additional Eligible Assignees or by financial market conditions to effect such increase.

(b) If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(c) This Section shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or, if such receipts are not obtainable, other evidence of such payments by the Borrower reasonably satisfactory to the Lenders or Administrative Agent, as applicable.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto (other than any such liability directly resulting from the gross negligence or willful misconduct of the Administrative Agent or the Lenders), in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(d) The Borrower will not be required to pay any additional amounts in respect of United States Federal income or withholding tax pursuant to Section 3.01(a) to any Lender:

(i) if the obligation to pay such additional amounts arose solely as a result of such Lender’s failure to comply with its obligation under Section 10.15;

(ii) if, but only to the extent that, at the time such Lender becomes a party to the Agreement such Lender was subject to United States federal withholding taxes on amounts payable pursuant to the terms of this Agreement (except to the extent that such Lender’s assignor (if any) was entitled, at the time of the assignment, to receive additional amounts from the Borrower with respect to such Taxes); or

(iii) if the obligation to pay such additional amounts was imposed as a result of the failure of the Administrative Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges.

(e) Each Lender will notify the Borrower and the Administrative Agent of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 3.01 and, if requested by the Borrower, will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be otherwise materially disadvantageous to such Lender. Notwithstanding the foregoing, the Borrower shall only be obligated to compensate any Lender for any amount arising or accruing under this Section 3.01 during (i) any time or period commencing not more than 180 days prior to the date on which such Lender notifies the Administrative Agent and the Company that it proposes to demand such compensation; and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Lender did not know that such amount would arise or accrue.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Committed Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the

Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result, after the date hereof, of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) taxes based on, or changes in the basis of taxation of, overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d) Each Lender will notify the Borrower and the Administrative Agent of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 3.04 and, if requested by the Borrower, will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be otherwise materially disadvantageous to such Lender. Notwithstanding the foregoing, the Borrower shall only be obligated to compensate any Lender for any amount arising or accruing under subsections (a) or (b) of this Section 3.04 during (i) any time or period commencing not more than 180 days prior to the date on which such Lender notifies the Administrative Agent and the Company that it proposes to demand such compensation; and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Lender did not know that such amount would arise or accrue.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits (but not including any loss of the margin for the period following prepayment) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Committed Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.07 Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.01 or 3.04, and the Required Lenders are not also doing the same, or (b) the obligation of any Lender to make Eurodollar Rate Loans or to continue, or to convert Base Rate Loans into, Eurodollar Rate Loans shall be suspended pursuant to

Section 3.02 but the obligation of the Required Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 10.07(b) for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.01 or 3.04 with respect to periods up to the date of replacement.

3.08 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO THE EFFECTIVENESS HEREOF AND FURTHER CREDIT EXTENSIONS

4.01 Conditions of Effectiveness of this Agreement. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender (except those Lenders who have requested not to receive a Note);

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) the Organizational Documents of each Loan Party and such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(v) a favorable opinion of Latham & Watkins LLP, counsel to the Loan Parties, and a favorable written opinion of the Borrower’s Maryland counsel that is reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (C) that there is no litigation as described in Section 5.06, (D) that each representation and warranty set forth in Article V is true and correct as of the Closing Date; and (E) the current Debt Ratings of the Borrower;

(viii) a Compliance Certificate calculated as of the June 30, 2007 (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Closing Date); and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following additional conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Committed Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws; Status as a REIT. The Borrower is a Maryland corporation. BRE Property Investors is a Delaware limited liability company. Each Loan Party and each Subsidiary (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under any Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Borrower’s method of operation has enabled it since its formation on a continuous basis, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT under the Code. The shares of common stock of the Borrower are listed on the New York Stock Exchange.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and except for financial performance measured by Funds From Operations which is calculated in conformity with the National Association of Real Estate Investment Trusts in its April 2002 White Paper on Funds From Operations; (ii) fairly present the financial condition of the Borrower and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and the Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the Borrower and the Subsidiaries for the fiscal quarter ending on June 30, 2007, and the related consolidated statements of income or operations for the fiscal quarter ended on that date and the statement of cumulative cash flows for the portion of the Borrower’s fiscal year then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and except for financial performance measured by Funds From Operations which is calculated in conformity with the National Association of Real Estate Investment Trusts in its April 2002 White Paper on Funds From Operations, and (ii) fairly present the financial condition of the Borrower and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material Indebtedness and other liabilities, direct or contingent, of the Borrower and the Subsidiaries as of the Closing Date, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party, any Subsidiary or any Controlled Borrower Entity or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. None of the Loan Parties, nor any Subsidiary or Controlled Borrower Entity, is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Loan Parties, each Subsidiary and each Controlled Borrower Entity has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The properties of each of the Loan Parties, each Subsidiary and each Controlled Borrower Entity are subject to no Liens, other than Liens disclosed as of the Closing Date in Schedule 5.08, and such other Liens after the Closing Date that have been disclosed to the Administrative Agent and the Lenders in writing.

5.09 Environmental Compliance. Each of the Loan Parties, each Subsidiary and each Controlled Borrower Entity conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of each of the Loan Parties, each Subsidiary and each Controlled Borrower Entity are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable owner operates.

5.11 Taxes. Each of the Loan Parties, each Subsidiary and each Controlled Borrower Entity has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party, any Subsidiary or any Controlled Borrower Entity that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Except as could not be reasonably expected to have a Material Adverse Effect, each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability in excess of the lesser of (A) the Threshold Amount, or (B) 10% of the accrued pension benefit obligation of the Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which liability could reasonably be expected to have a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan which liability could reasonably be expected to have a Material Adverse Effect; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA if engaging in such transaction could reasonably be expected to have a Material Adverse Effect.

(d) None of the assets of the Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. Assuming that no Lender shall fund any amount hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.

5.13 Subsidiaries. As of the Closing Date, (a) each of the Subsidiaries of the Borrower and of BRE Property Investors is listed in Part (a) of Schedule 5.13; (b) neither the Borrower nor BRE Property Investors has any Investments in any other Person, other than those specifically disclosed in Part (b) of Schedule 5.13; (c) each of the Unconsolidated Affiliates are disclosed in Part (c) of Schedule 5.13; and (d) each of the Subsidiaries of the Borrower and of BRE Property Investors that owns any Unencumbered Real Property is disclosed in Part (d) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Loan Parties, any Person controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party, any Subsidiary or any Controlled Borrower Entity is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party, each Subsidiary and each Controlled Borrower Entity is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Foreign Asset Control. None of the Borrower, any Subsidiary or any Affiliate of the Borrower (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets located in Sanctioned Entities, (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities or (iv) is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC as published from time to time.

5.18 Intellectual Property; Licenses, Etc. Each Loan Party, each Subsidiary and each Controlled Borrower Entity owns, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party, Subsidiary or Controlled Borrower Entity infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Affiliate Transactions. Except as permitted by Section 7.08, neither the Borrower, any Subsidiary nor any other Loan Party is a party to any transaction with an Affiliate.

5.20 Business. As of the Closing Date, the Borrower and its Subsidiaries are engaged in the business of developing, constructing, acquiring, owning and operating of multi-family residential properties held for rental, together with other business activities incidental thereto.

5.21 Unencumbered Assets. As of the Closing Date, Schedule 5.21 is a correct and complete list of all Unencumbered Real Property owned by the Borrower and its Subsidiaries. Each of the assets included by the Borrower in calculations of Unencumbered Real Property Value and Unencumbered Real Property Adjusted NOI satisfies all of the requirements contained in the definition of “Unencumbered Real Property”.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01 Financial Statements. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (except for financial performance measured by Funds From Operations which shall be calculated in conformity with the National Association of Real Estate Investment Trusts in its April 2002 White Paper on Funds From Operations), audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended and the statement of cumulative cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and the Subsidiaries in accordance with GAAP (except for financial performance measured by Funds From Operations which shall be calculated in conformity with the National Association of Real Estate Investment Trusts in its April 2002 White Paper on Funds From Operations), subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth in Sections 7.02, 7.06, 7.11 and 7.12, or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, (i) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the covenants contained in Sections 7.02, 7.06, 7.11 and 7.12, (ii) including a report of newly acquired properties including their net operating income, cost and mortgage debt, if any, (iii) scheduling properties under development or redevelopment including, as of the end of such reporting period, the costs incurred to date, the total budgeted cost to complete, the estimated completion date and the percent pre-leased, and (iv) stating that, to the best of such Responsible Officer’s knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.

(c) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or any Subsidiary by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower or the members of BRE Property Investors, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) concurrently with the delivery of the financial statements referred to in Section 6.01(a), Borrower’s consolidated financial projections for the then current fiscal year, including balance sheets and income statements, in a format and with such detail as the Administrative Agent may require and certified by a Responsible Officer of the Borrower;

(f) promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(g) reserved;

(h) promptly, upon each request, such information concerning the Borrower and any Loan Party as a Lender may request in order to comply with the USA Patriot Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)); and

(i) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, any Subsidiary or any Controlled Borrower Entity, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies in PDF format) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

6.03 Notices. The Borrower shall promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party, Subsidiary or Controlled Borrower Entity; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party, Subsidiary or Controlled Borrower Entity and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, Subsidiary or Controlled Borrower Entity, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party;

(e) of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating;

(f) of (i) the failure of the Borrower to qualify as a REIT under the Code or (ii) any act by the Borrower causing its election to be taxed as a REIT to be terminated or to be subject to termination;

(g) of any amendment to the articles of incorporation, bylaws, partnership agreement, operating agreement or other similar organizational documents of the Borrower or any other Loan Party and shall provide the Administrative Agent with a copy of such amendment within 15 Business Days after the effectiveness thereof;

(h) of any change in the senior management of the Borrower, any Subsidiary or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;

(i) of any order, judgment or decree in excess of $10,000,000 having been entered against the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets;

(j) of any notification from any Governmental Authority alleging a violation of any Applicable Law by the Borrower, any Subsidiary or any other Loan Party or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(k) of any Person becoming a Material Subsidiary; and

(l) of the sale, transfer or other disposition of any material assets of the Borrower, any Subsidiary or any other Loan Party to any Person other than the Borrower, any Subsidiary or any other Loan Party.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. The Borrower shall, and shall cause each other Loan Party and each Subsidiary to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Person (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. The Borrower shall, and shall cause each other Loan Party and each Subsidiary to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in a transaction permitted by Section 7.04 or 7.05); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. The Borrower shall, and shall cause each other Loan Party and each Subsidiary to (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. The Borrower shall, and shall cause each other Loan Party, each Subsidiary and each Controlled Borrower Entity to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Upon the Administrative Agent’s request, the Borrower shall furnish to the Administrative Agent with a copy of the policy or binder of all such insurance and continuing evidence that such insurance remains in force at applicable renewal dates.

6.08 Compliance with Laws. The Borrower shall, and shall cause each other Loan Party, each Subsidiary and each Controlled Borrower Entity to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. The Borrower shall, and shall cause each other Loan Party and each Subsidiary to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied (except for financial performance measured by Funds From Operations which shall be calculated in conformity with the National Association of Real Estate Investment Trusts in its April 2002 White Paper on Funds From Operations) shall be made of all financial transactions and matters involving the assets and business of such Person; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Person.

6.10 Inspection Rights. The Borrower shall, and shall cause each other Loan Party, each Subsidiary and each Controlled Borrower Entity to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice; provided, however, that if no Event of Default exists, each Lender shall conduct no more than one such inspection of such properties in any fiscal year; and provided further, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice. The Borrower shall reimburse the Administrative Agent for its expenses in connection with one such inspection in any fiscal year; provided, however, that when an Event of Default exists, the Borrower shall reimburse the Administrative Agent and each Lender for all of their inspections conducted under this Section 6.10.

6.11 Use of Proceeds. The Borrower shall use the proceeds of the Credit Extensions only for (a) the funding of costs directly related to the acquisition of Real Property, or (b) general working capital and other corporate purposes of Borrower, including (but subject to Section 7.12), development expenditures, or (c) refinancing existing and future Indebtedness otherwise permitted by this Agreement. In complying with the provisions of the foregoing clause (a), Borrower shall not be required to apply advances under the Loan Documents in direct payment of acquisition costs, but shall be permitted to request and obtain such advances by way of reimbursement of acquisition costs previously incurred and funded out of Borrower’s cash reserves.

6.12 Additional Guarantors; Release of Guarantors.

(a) The Borrower shall notify the Administrative Agent at the time that any Subsidiary becomes an owner of Unencumbered Real Property and promptly thereafter (and in any event within 15 days), cause such Subsidiary (if not already a Guarantor) to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent. Until the Guaranty and all items described in this Section 6.12 are delivered to the Administrative Agent, the Unencumbered Real Property owned by such Person shall not be included for the purposes of calculating the financial covenant set forth in Section 7.11(c).

(b) Provided that the Borrower provides to the Administrative Agent no less than ten Business Days advance written notice that one of the following events will occur, and provided that the Borrower and applicable Guarantor complies with this Section, the Administrative Agent, for itself and on behalf of the Lenders, shall release any Guarantor (other than BRE Property Investors) from its obligations under such Guarantor’s Guaranty upon the occurrence of any of the following events: (i) on the date that such Guarantor incurs a Lien upon the Real Property owned by such Guarantor in a transaction permitted under Section 7.01 hereof and as a consequence of such transaction, such Guarantor will no longer own any Unencumbered Real Property; or (ii) on the date that such Guarantor has Disposed of all of its Unencumbered Real Property in one or more transactions permitted under Sections 7.04 and 7.05 hereof; or (iii) on the date that such Guarantor enters into a merger permitted under Section 7.04(a) and, as a result thereof, such Guarantor is no longer a Subsidiary; provided that in the case of each of the foregoing clauses (i), (ii), or (iii), the Administrative Agent shall release such Guarantor from its obligations under such Guarantor’s Guaranty only if the Administrative Agent is satisfied that: (A) no Default or Event of Default exists or will exist after such encumbrance, Disposition or merger; and (B) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 hereof and has provided evidence of such compliance to the Administrative Agent. Upon the release of the Guaranty as provided in this Section, the Real Property owned by such Guarantor or former Guarantor shall not be included for the purposes of calculating the financial covenant set forth in Section 7.11(c).

6.13 Environmental Matters. The Borrower shall, and shall cause all of its Subsidiaries and the other Loan Parties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Administrative Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the Borrower, any Subsidiary or any other Loan Party. The Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

6.14 Conduct of Business. The Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, carry on their respective businesses as described in Section 5.20.

6.15 Further Assurances. The Borrower shall, at the Borrower’s cost and expense and upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Liens.

(a) The Borrower shall not, and shall not permit any Loan Party or Subsidiary to, create, incur, assume or suffer to exist any Lien upon its interest in any Guarantor.

(b) The Borrower shall not, and shall not permit any other Loan Party to, create, incur, assume or suffer to exist any Lien upon any Unencumbered Real Property including, without limitation, the Real Property included for the purposes of calculating the financial covenant under Section 7.11(c), other than (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; and (iii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person.

(c) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, incur, assume or suffer to exist any Lien upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired, except if, both before and after giving affect thereof, (i) no Default or Event of Default exists; and (ii) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 hereof.

(d) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 7.03, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; or (ii) in an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale.

7.02 Investments. The Borrower shall not, and shall not permit any Loan Party or Subsidiary to, permit the aggregate Investments of the Borrower and its Subsidiaries in (a) any Person that is not a Wholly-Owned Subsidiary, (b) land held for investment including land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following 12 months, (c) non-multifamily property holdings and (d) mortgages, notes and marketable securities, to exceed, in the aggregate, 25% of Total Asset Value as calculated as of the end of the most recent fiscal quarter, excluding, for the purposes of the foregoing, the Borrower’s interest in BRE Property Investors.

7.03 Indebtedness. The Borrower shall not, and shall not permit any Loan Party or Subsidiary to, directly or indirectly create, assume or otherwise become liable with respect to any Indebtedness (other than Indebtedness owing to the Borrower), except if, both before and after giving affect thereto, (a) no Default or Event of Default exists; and (b) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 hereof.

7.04 Fundamental Changes. The Borrower shall not, and shall not permit any other Loan Party or any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)(i) any Guarantor, Subsidiary or other Person may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any Guarantor, Subsidiary or other Person may merge with a Guarantor provided that a Guarantor is the continuing or surviving Person, or (iii) any Subsidiary (other than BRE Property Investors) may merge with any Person, provided, in the case of any of the foregoing clauses (i), (ii) or (iii): (A) no Default or Event of Default exists or will exist after the merger; and (B) the Borrower is and will be after the merger in compliance on a pro forma basis with the financial covenants set forth in Sections 7.02 and 7.11 hereof and has provided evidence of such compliance prior to the merger; and (C) such merger will not cause a Material Adverse Effect; and

(b)(i) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and (ii) any Subsidiary (other than BRE Property Investors) may otherwise Dispose of all or substantially all of its assets, if, both before and after giving effect thereto, (A) no Default or Event of Default exists or will exist after the Disposition; and (B) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 hereof and has provided evidence of such compliance prior to the Disposition; and (C) such Disposition will not cause a Material Adverse Effect.

7.05 Dispositions. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, sell, lease, transfer, encumber or otherwise Dispose of any Real Property except if, both before and after giving affect thereof, (a) no Default or Event of Default exists; and (b) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 hereof.

7.06 Restricted Payments.

During the existence of any Event of Default, the Borrower shall not make, declare or pay, directly or indirectly, any dividend or Distribution to any of its equity holders in an amount greater than the minimum dividend or Distribution required (a) under the Code to maintain the status of Borrower as a REIT under the Code and (b) to avoid payment for any federal income taxes or federal excise taxes imposed under Sections 857(b)(1) and 4981 of the Code, in each case as evidenced by a detailed certificate of Borrower’s chief financial officer or treasurer reasonably satisfactory in form and substance to the Administrative Agent; provided, however, that following acceleration of the Obligations, the Borrower shall not, directly or indirectly, make, declare or pay any dividend or Distribution to any of its equity holders.

7.07 Change in Nature of Business. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, make any change in the nature of the business as conducted and as proposed to be conducted as of the date hereof; provided, however, that the foregoing shall not restrict its development of related lines of business which are complimentary to the existing core multifamily ownership and rental operations and such other changes as are necessary to comply with applicable laws and the Code, and to enable the Borrower to qualify as a REIT under the Code.

7.08 Transactions with Affiliates. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Person as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09 Burdensome Agreements. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make dividends and distributions to the Borrower or any other Loan Party or to otherwise transfer property to the Borrower or any other Loan Party or (b) of any Subsidiary that is an owner of Unencumbered Real Property to Guarantee the Indebtedness of the Borrower; provided, however, that the partnership or operating agreement of a Down REIT Subsidiary may contain Contractual Obligations limiting the payment of dividends or distributions to the Borrower until preferred distributions are made to the limited partners or members of such Down REIT Subsidiary that have contributed Real Property in exchange for their partnership or membership interests.

7.10 Use of Proceeds. The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (i) purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (ii) fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

7.11 Financial Covenants. Each of the following financial requirements shall be calculated as of the last day of each fiscal quarter, but shall be satisfied at all times:

(a) Maximum Leverage. The Borrower shall not permit the ratio of Consolidated Total Liabilities to Total Asset Value as of the end of any fiscal quarter of Borrower to exceed 0.60:1; provided, however, that if such ratio is greater than 0.60:1 but is less than 0.65:1, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Borrower shall be deemed to be in compliance with this Section 7.11(a) so long as (1) the Borrower’s failure to comply with the foregoing covenant is a direct result of a Loan Party’s acquisition of a portfolio of Real Properties having a purchase price in excess of 5% of Total Asset Value as set forth in the Compliance Certificate most recently delivered pursuant to Section 6.02(b) , (2) such acquisition is otherwise permitted hereunder, (3) the maximum leverage ratio ceases to exceed 0.60:1 within 360 days following the closing date of the acquisition referenced in clause (1) above, and (4) the maximum leverage ratio has not exceeded 0.60:1 at any other time during the period of 360 days immediately preceding the closing date of the acquisition referenced in clause (1) above.

(b) Maximum Secured Indebtedness. The Borrower shall not permit the ratio of (i) Secured Indebtedness to (ii) Total Asset Value as of the end of any fiscal quarter of Borrower to exceed 0.40:1.

(c) Minimum Unsecured Leverage. The Borrower shall not permit the ratio of (i) Unencumbered Real Property Value to (ii) total Unsecured Indebtedness as of the end of any fiscal quarter of Borrower to be less than 1.60:1.

(d) Minimum Fixed Charge Coverage. The Borrower shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Fixed Charges as of the end of any fiscal quarter of Borrower to be less than 1.50:1.

7.12 Development. The Borrower shall not permit the sum of (a) the aggregate amount of cash expenditures made by the Borrower or any Subsidiary (plus the Borrower’s pro rata share of such cash expenditures made by an Unconsolidated Affiliate) to acquire each unimproved property then held for development plus (b) the sum of the following items for any Construction Property (i) all cash expenditures incurred to date by the Borrower or any Subsidiary (plus the Borrower’s pro rata share of such cash expenditures made by an Unconsolidated Affiliate) for the land and improvements (including indirect costs internally allocated in accordance with GAAP and development costs) plus (ii) without duplication, where any Real Property is being developed or redeveloped in phases, as to any phase which is still being developed or redeveloped, the cash expenditures made by a Borrower or Subsidiary (plus the Borrower’s pro rata share of such cash expenditures made by an Unconsolidated Affiliate) for development or redevelopment of such phase (including indirect costs internally allocated in accordance with GAAP), to exceed 20% of Total Asset Value.

7.13 Fundamental Changes and REIT Covenants.

(a) Except for any such amendment that is required under any requirement of law imposed by any Governmental Authority or in order for the Borrower to qualify as a REIT under the Code, the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary, to amend its Organizational Documents if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall not fail to comply in all material respects with all rules and regulations of the SEC and shall not fail to file all reports required by the SEC relating to the Borrower’s publicly-held securities.

(c) The Borrower shall not cease to have its common stock listed on the New York Stock Exchange, the American Stock Exchange, or the NASDAQ Stock Exchange.

(d) The Borrower shall not cease to qualify as a REIT under the Code.

(e) At no time shall BRE Property Investors be taxed as a corporation under the Code.

(f) The Borrower shall not cease to own the majority of the outstanding entity interests in, and serve as the managing member of, BRE Property Investors.

(g) The Loan Parties shall not cease to own the majority of the outstanding stock, membership interests or other entity interests in, each Guarantor and each Subsidiary and, with respect to any Guarantor or Subsidiary that is not a corporation (other than BRE Property Investors), the Loan Parties shall not cease to serve as the managing member or managing partner of, each such Guarantor and Subsidiary; provided, however, that notwithstanding the foregoing, a Loan Party may make a Disposition not otherwise prohibited under this Agreement that results in such Loan Party ceasing to own the majority of the outstanding stock, membership interests or other entity interests in any Guarantor or Subsidiary, with the exception of BRE Property Investors, or which may result in such Loan Party ceasing to serve as the managing member or managing partner of, such Guarantor and Subsidiary, with the exception of BRE Property Investors, as long as (i) no Default or Event of Default exists or will exist after such Disposition; and (ii) the Borrower is and will be after such Disposition in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 hereof and has provided evidence of such compliance prior to the occurrence of such Disposition, and (iii) such Disposition will not cause a Material Adverse Effect.

7.14 ERISA Exemptions. The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

7.15 Fiscal Year. The Borrower shall not change its fiscal year from that in effect as of the Closing Date.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, any commitment facility or other fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Loan Party or any Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against (i) any Loan Party, (ii) any Subsidiary, or (iii) any Controlled Borrower Entity that is a partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or Subsidiary is a general partner or joint venturer: (A) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (B) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (1) enforcement proceedings are commenced by any creditor upon such judgment or order, or (2) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Borrower, or any Change of Control not otherwise permitted by the terms of this Agreement with respect to BRE Property Investors or any other Loan Party.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Administrative Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Administrative Agent pursuant to this Agreement or the other Loan Documents. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or any Law. Not in limitation of the foregoing, the Administrative Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Administrative Agent to exercise such right or remedy.

9.02 Administrative Agent’s Reliance. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 4.01) or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

9.03 Notice of Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default” or otherwise being clearly identifiable as a notification of the occurrence of a Default or Event of Default. If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a notice of default. Further, if the Administrative Agent receives such a “notice of default” or if the Administrative Agent has actual knowledge of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders; provided, however, if the Administrative Agent fails to give such notice to the Lenders it shall not be liable for any loss, damage, expense or other cost incurred by any Lender unless such failure results from the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction by a final and nonappealable judgment.

9.04 Wachovia as Lender.

Wachovia, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia in each case in its individual capacity. Wachovia and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wachovia or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

9.05 Approvals of Lenders. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or (i) 15 Business Days in the case of any amendment, waiver or consent referred to in any of clauses (a) through (g) of Section 10.01, or (ii) such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

9.06 Lender Credit Decision, Etc. Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

9.07 Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Administrative Agent fails to follow the written direction of the Required Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Administrative Agent following the advice of counsel to the Administrative Agent of which advice the Lenders have received prior notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Administrative Agent’s own choosing) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the

Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

9.08 Successor Administrative Agent. The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed as Administrative Agent under the Loan Documents for good cause by all of the Lenders (other than the Lender then acting as Administrative Agent) upon 30-days’ prior written notice to the Administrative Agent. Upon any such resignation or removal, the Required Lenders (other than the Lender then acting as Administrative Agent, in the case of the removal of the Administrative Agent under the immediately preceding sentence) shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Administrative Agent, then the resigning or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Administrative Agent or the Borrower shall arrange to be issued letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Administrative Agent and, so long as no Event of Default then exists, with the consent of the Borrower (such consent not to be unreasonably withheld), in either case, to replace or otherwise secure the obligations of the current Administrative Agent with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

9.09 Titled Agents. Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders. The titles of “Joint Lead Arranger”, “Joint Book Manager”, “Syndication Agent” and “Co-Documentation Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04(i) and (j), 2.09, 2.10 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty upon the occurrence of the events described in Section 6.12(b) hereof. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty in accordance with Section 6.12(b) hereof pursuant to this Section 9.11.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) or Section 4.01(b) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) other than as provided in Section 9.11, release any Guarantor from the Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Details Form, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. The Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the development, due diligence, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of SyndTrak Online, IntraLinks, Inc. or other similar information transmission systems in connection with the Loan Documents, or (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law or during the existence of an Event of Default), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges (to the extent applicable) and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party, any Subsidiary or any Unconsolidated Affiliate, or any Environmental Liability related in any way to any Loan Party, any Subsidiary or any Unconsolidated Affiliate (provided, however, that the Borrower’s shall have no indemnification obligation to an Indemnitee under this clause (c) with respect to any property currently or formerly owned or operated by any Unconsolidated Affiliate or any Environmental Liability related to any Unconsolidated Affiliate if such Indemnitee has any Indebtedness outstanding to such Unconsolidated Affiliate outside of this Agreement and if such Indemnitee’s claim for indemnification arises in connection with such other Indebtedness and not the Indebtedness arising under this Agreement), (d) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary or Unconsolidated Affiliate that violates a sanction enforced by the OFAC or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line

Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved (each such approval not to be unreasonably withheld or delayed) by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this

Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and each Participant shall be subject to the obligations under, Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) that is approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.01 and 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, if at any time Administrative Agent assigns all of its Commitment and Loans pursuant to subsection (b) above, it may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder, as long as such Lender so appointed by the Borrower is willing, in its sole discretion, to accept such appointment; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the Administrative Agent as L/C Issuer or Swing Line Lender, as the case may be. If the Administrative Agent resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)) until such Letters of Credit are replaced or otherwise secured in accordance with Section 10.07. If the Administrative Agent resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c).

10.08 Confidentiality. The Administrative Agent and each Lender shall use reasonable efforts to assure that information about the Borrower, the other Loan Parties and other Subsidiaries, and the properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Administrative Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Administrative Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Administrative Agent or such Lender, as applicable, and the Borrower, but in any event the Administrative Agent and the Lenders may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section 10.08); (b) as reasonably requested by any potential or actual Eligible Assignee, Participant, Federal Reserve Bank who shall received a pledge of a Lender’s rights under this Agreement pursuant to Section 10.07(f) hereof or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority, self-regulatory body or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) to any direct or indirect contractual counter-parties (or the professional advisors thereto) to any swap or similar hedging agreement or to any rating agency (provided they shall agree to keep such information confidential in accordance with the terms of this Section); and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender.

10.09 Set-off. Subject to Section 2.14 and in addition to any rights now or hereafter granted under law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each affiliate of the Administrative Agent or any Lender, and each Participant, at any time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an affiliate of a Lender or Participant subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any such affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 8.02, and although such obligations shall be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent (who will deliver a copy of the same to the Borrower), prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. In addition, a Foreign Lender claiming the exemption under the so-called “portfolio interest exemption” shall also provide a statement that such lender is eligible for a complete exemption under Section 871(h) or 881(c) of the Code (including certificate that it is not a “bank”). Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents.

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY FEDERAL DISTRICT COURT AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18 Patriot Act. The Lenders and the Administrative Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with such Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.21 NO NOVATION.

THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BRE PROPERTIES, INC.

By:	/s/ Edward F. Lange, Jr.
Name:	Edward F. Lange, Jr.
Title:	Executive Vice President & Chief Operating Officer

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender, Administrative Agent, Swing Line Lender and L/C Issuer

By:	/s/ Cathy A. Casey
	Name:	Cathy A. Casey
	Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

THE ROYAL BANK OF SCOTLAND

By:	/s/ Brett Thompson
	Name:	Brett Thompson
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

BANK OF AMERICA N.A.

By:	/s/ James Johnson
	Name:	James P. Johnson
	Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Brenda Casey
	Name:	Brenda Casey
	Title:	Director

By:	/s/ Linda Wang
	Name:	Linda Wang
	Title:	Director

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

REGIONS BANK

By:	/s/ Kerri Raines
	Name:	Kerri Raines
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

GOLDMAN SACHS BANK USA

By:	/s/ Kent Landvatter
	Name:	Kent Landvatter
	Title:	President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

MORGAN STANLEY BANK

By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Karen Kennedy
	Name:	Karen Kennedy
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Products Services, US

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director Banking Products Services, US

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

UNION BANK OF CALIFORNIA N.A.

By:	/s/ Lawrence T. Andow
	Name:	Lawrence T. Andow
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mark Virden
	Name:	Mark A. Virden
	Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Yoichi Orikasa
	Name:	Yoichi Orikasa
	Title:	Vice President & Manager

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

MIDFIRST BANK, a Federally Chartered Savings Association

By:	/s/ Darrin Rigler
	Name:	Darrin Rigler
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Yasuo Imaizumi
	Name:	Yasuo Imaizumi
	Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

THE NORTHERN TRUST COMPANY

By:	/s/ Carol B. Conklin
	Name:	Carol B. Conklin
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

PEOPLE’S UNITED BANK

By:	/s/ Maurice E. Fry
	Name:	Maurice Fry
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement

dated as of September 18, 2007 with BRE Properties, Inc.]

CHANG HWA COMMERCIAL BANK, LTD., New York Branch

By:	/s/ Jim C.Y. Chen
	Name:	Jim C.Y. Chen
	Title:	Vice President & General Manager

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: _____________, ____

To:	Wachovia Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 18, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BRE Properties, Inc., a Maryland corporation (the “Borrower”), the Lenders from time to time party thereto, and Wachovia Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐  A Borrowing of Committed Loans        ☐  A conversion or continuation of Loans

1. On ________________________________________ (a Business Day).

2. In the amount of $                                                 .

3. Comprised of ________________________________.

        [Type of Committed Loan requested]

4. For Eurodollar Rate Committed Loans: with an Interest Period of _____ months/week.

The Borrower hereby certifies to the Administrative Agent and the Lenders as of the date hereof, as of the date of such Credit Extension and after making such Credit Extension that (a) the Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement, (b) the representations and warranties of each Loan Party contained in the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection with the Agreement or any other Loan Document, are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Credit Extension.

BRE PROPERTIES, INC.

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT B-1

FORM OF BID REQUEST

To:	Wachovia Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 18, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BRE Properties, Inc., a Maryland corporation (the “Borrower”), the Lenders from time to time party thereto, Wachovia Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The Lenders are invited to make Bid Loans:

1. On _____________________________ (a Business Day).

2. In an aggregate amount not exceeding $____________________ (with any sublimits set forth below).

3. Comprised of (select one):

☐  Bid Loans based on an Absolute Rate        ☐   Bid Loans based on Eurodollar Rate

Bid Loan No.	Interest Period requested	Maximum principal amount requested
1	______ days/mos	$	______________________
2	______ days/mos	$	______________________
3	______ days/mos	$	______________________

4. The Borrower’s Debt Rating as of the date hereof is:

S&P:	_________
Moody’s	_________

5. After giving effect to the Bid Loan’s requested herein, the total amount of Bid Loans outstanding shall be $___________ [must not be in excess of the Bid Loan Sublimit].

The Borrower hereby certifies to the Administrative Agent and the Lenders as of the date hereof, as of the date of such Bid Loan and after making such Bid Loan that (a) the Bid Borrowing requested herein complies with the proviso to the first sentence of Section 2.03(a) of the Agreement, (b) the representations and warranties of each Loan Party contained in the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection with the Agreement or any other Loan Document, are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Bid Borrowing.

B-1 – 1

Form of Bid Request

The Borrower authorizes the Administrative Agent to deliver this Bid Request to the Lenders. Responses by the Lenders must be in substantially the form of Exhibit B-2 to the Agreement and must be received by the Administrative Agent by the time specified in Section 2.03 of the Agreement for submitting Competitive Bids.

BRE PROPERTIES, INC.

By:
Name:
Title:

B-1 – 2

Form of Bid Request

Exhibit B-2

FORM OF COMPETITIVE BID

_______________, _____

To:	Wachovia Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 18, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BRE Properties, Inc., a Maryland corporation (the “Borrower”), the Lenders from time to time party thereto, Wachovia Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

In response to the Bid Request dated ____________________, ____, the undersigned offers to make the following Bid Loan(s):

1. Borrowing date: _______________________________ (a Business Day).

2. In an aggregate amount not exceeding $ ____________________ (with any sublimits set forth below).

3. Comprised of:

Bid Loan No.	Interest Period offered	Bid Maximum	Absolute Rate Bid or Eurodollar Margin Bid*
1	______ days/mos	$___________________	(-+) __________	%
2	______ days/mos	$___________________	(-+) __________	%
3	______ days/mos	$___________________	(-+) __________	%

Contact Person: ____________________             Telephone: ____________________

The undersigned understands and agrees that the offer(s) set forth above, subject to satisfaction of the applicable conditions set forth in the Agreement, irrevocably obligate[s] the undersigned to make the Bid Loan(s) for which any offer(s) [is/are] accepted, in whole or in part.

[LENDER]

By:
Name:
Title:

*	Expressed in multiples of 1/100th of 1%.

B-2 – 1

Form of Competitive Bid

************************************************************************

THIS SECTION IS TO BE COMPLETED BY THE BORROWER IF IT WISHES TO ACCEPT

ANY OFFERS CONTAINED IN THIS COMPETITIVE BID:

The offers made above are hereby accepted in the amounts set forth below:

Bid Loan No.	Principal Amount Accepted
$
$
$

The Borrower hereby certifies to the Administrative Agent and the Lenders as of the date hereof, as of the date of such Bid Loan and after making such Bid Loan that (a) the Bid Borrowing requested herein complies with the proviso to the first sentence of Section 2.03(a) of the Agreement, (b) the representations and warranties of each Loan Party contained in the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection with the Agreement or any other Loan Document, are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Bid Borrowing.

BRE PROPERTIES, INC.

By:
Name:
Title:
Date:

B-2 – 2

Form of Competitive Bid

EXHIBIT C

FORM OF SWING LINE LOAN NOTICE

Date: _____________, ____

To:	Wachovia Bank, National Association, as Swing Line Lender
Wachovia Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 18, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BRE Properties, Inc., a Maryland corporation (the “Borrower”), the Lenders from time to time party thereto, and Wachovia Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1. On _______________________________ (a Business Day).

2. In the amount of $                                    .

The Borrower hereby certifies to the Administrative Agent, the Swing Line Lender and the Lenders as of the date hereof, as of the date of such Swing Line Loan and after making such Swing Line Loan that (a) the Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.05(a) of the Agreement, (b) the representations and warranties of each Loan Party contained in the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection with the Agreement or any other Loan Document, are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Swing Line Borrowing.

BRE PROPERTIES, INC.

By:
Name:
Title:

C-1

Form of Swing Line Loan Notice

Exhibit D

FORM OF AMENDED AND RESTATED NOTE

September 18, 2007

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _________________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of September 18, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Wachovia Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.05(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of each Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights. Time is of the essence for this Note.

This Amended and Restated Note is given in replacement of a Note dated January 20, 2006, previously delivered under the Credit Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH SUCH OTHER NOTE.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Form of Amended and Restated Note

IN WITNESS WHEREOF, the undersigned have executed and delivered this Note under seal as of the date written above.

BRE PROPERTIES, INC.

By:
Name:
Title:

Form of Amended and Restated Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________

Form of Amended and Restated Note

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________

To:	Wachovia Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 18, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BRE Properties, Inc., a Maryland corporation (the “Borrower”), the Lenders from time to time party thereto, and Wachovia Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ______________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule I are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and the Guarantors during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower and the Guarantors during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions or events that constitute Defaults or Events of Default and the actions which the Borrower is taking/planning to take with respect to such conditions or events].

Form of Compliance Certificate

4. The representations and warranties of the Borrower contained in the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. As of the date hereof (a) the Total Outstandings do not exceed the Aggregate Commitments and (b) the aggregate Outstanding Amount of Bid Loans does not exceed the Bid Loan Sublimit.

6. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________, __________.

BRE PROPERTIES, INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ____________________ (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 7.11 (a) — Maximum Leverage Ratio.

A. Consolidated Total Liabilities at Statement Date:

1. all Recourse and Non-Recourse Indebtedness at Statement Date (whether or not a liability on the balance sheet):	$	_____________

2. all other liabilities on the balance sheet at Statement Date:	$	_____________

3. all Off-Balance Sheet Liabilities at Statement Date:	$	_____________

4. all Recourse Indebtedness of any Guarantor or Subsidiary Guaranteed by Borrower or any Guarantor or recourse to Borrower or any Guarantor at Statement Date:	$	_____________

5. to the extent not included in Line I.A.4, Borrower’s pro rata share of the Indebtedness of any Guarantor or Subsidiary:	$	_____________

6. Consolidated Total Liabilities (Line I.A1, plus Line I.A.2, plus Line I.A.3, plus Line I.A.4, plus Line I. A.5):	$	_____________

B. Total Asset Value at Statement Date:

1. the annualized Adjusted NOI for the most recent fiscal quarter, capitalized at the Capitalization Rate, for each Completed and Stabilized Real Property owned for one or more fiscal quarters:	$	_____________

2. the acquisition cost (in accordance with GAAP) of any Real Property that has been acquired by the Borrower or a Subsidiary during the prior six fiscal quarters just ended:	$	_____________

3. the lower of the acquisition cost or book value of any other Real Property under Development:	$	_____________

4. the book value (net of any applicable reserves) of all other tangible assets as shown on its most recent quarterly financial statements prepared on a consolidated basis in accordance with GAAP:	$	_____________

5. the Borrower’s pro rata share of all items referred to in Line I.B.1, Line I.B.2 and Line I.B.3 owned by any Unconsolidated Affiliate:	$	_____________

6.      Total Asset Value (Line I.13.1, plus Line I.B.2, plus Line I.B.3, plus Line I.B.4, plus Line I.B.5, minus any Development or Investment which is held by the Borrower or any Subsidiary in violation of Section 7.02, 7.12 or any other applicable provision of the Credit Agreement):

	$	_____________

C. Leverage Ratio at Statement Date (Line I.A.6 to Line I.B.6):		____:1

Form of Compliance Certificate

D.:    Maximum Permitted (provided, however, that if such ratio is greater than 0.60:1 but is less than 0.65:1, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Borrower shall be deemed to be in compliance with Section 7.11(a) so long as (1) the Borrower’s failure to comply with the foregoing covenant is a direct result of a Loan Party’s acquisition of a portfolio of Real Properties having a purchase price in excess of 5% of Total Asset Value (a description of which shall be attached hereto), (2) such acquisition is otherwise permitted hereunder, (3) the maximum leverage ratio ceases to exceed 0.60:1 within 360 days following the closing date of the acquisition referenced in clause (1) above and (4) the maximum leverage ratio has not exceeded 0.60:1 at any other time during the period of 360 days immediately preceding the closing date of the acquisition referenced in clause (1) above):

0.60:1

II. Section 7.11 (b) — Maximum Secured Indebtedness.

A. Secured Indebtedness at Statement Date:	$	_____________

B. Total Asset Value at Statement Date (Line I.B.6 above):	$	_____________

C. Ratio of Secured Indebtedness to Total Asset Value at Statement Date (Line II.A to Line II.B.):		_____:1

D. Maximum Permitted:		0.40:1

III.	Section 7.11 (c) — Minimum Unsecured Leverage.

A. Unencumbered Real Property Value for all Unencumbered Real Property owned by Borrower or any Guarantor at Statement Date

1.      the annualized Unencumbered Real Property Adjusted NOI for the most recent fiscal quarter, capitalized at the Capitalization Rate for any Completed and Stabilized Real Property owned by the Borrower and the Subsidiaries for one or more fiscal quarters, capitalized at the Capitalization Rate:

	$	___________

2. the acquisition cost (in accordance with GAAP) of any Unencumbered Real Property that has been acquired by the Borrower or a Subsidiary during the prior six fiscal quarters just ended:	$	___________

3.      the lower of the acquisition cost or book value of any other Unencumbered Real Property that is a Development Property (provided that, the value of Unencumbered Real Properties included here may not comprise more than 20% of the Unencumbered Real Property Value):

	$	___________

4. Unencumbered Real Property Value for all Unencumbered Real Property owned by Borrower or any Guarantor at Statement Date (Line III.A.1., plus Line III.A.2., plus Line III.A.3):	$	____________

B. Unsecured Indebtedness at Statement Date:	$	_____________

C. Ratio of Unencumbered Real Property Value to Unsecured Indebtedness at Statement Date (Line V.A.4 to Line V.B.):		_____:1

D.: Minimum Permitted:		1.60:1

Form of Compliance Certificate

IV.	Section 7.11 (d) — Minimum Fixed Charge Coverage.

A. Consolidated Adjusted EBITDA for fiscal quarter ending on Statement Date (without double counting any item:

1. Consolidated Net Income for such fiscal quarter:	$	_____________

2. to the extent deducted in calculating Consolidated Net Income, interest expense for such fiscal quarter:	$	_____________

3. to the extent deducted in calculating Consolidated Net Income, provision for income taxes for such fiscal quarter:	$	_____________

4. to the extent deducted in calculating Consolidated Net Income, depreciation expenses for such fiscal quarter:	$	_____________

5. to the extent deducted in calculating Consolidated Net Income, amortization expenses for intangibles for such fiscal quarter:	$	_____________

6. to the extent deducted in calculating Consolidated Net Income, losses from extraordinary items or asset sales for such fiscal quarter:	$	_____________

7. all non-cash items increasing Consolidated Net Income for such fiscal quarter:	$	_____________

8.      number of apartment units for such fiscal quarter __________ multiplied by $37.50 (without duplication to the extent that capital expenditures have already been included in operating expenses in calculating Consolidated Net Income):

	$	_____________

9. gains from extraordinary items and asset sales for such fiscal quarter:	$	_____________

10. the portion of Consolidated Net Income attributable to minority interests: $__________________________

11.    Consolidated Adjusted EBITDA (Line IVA.1, plus Line IV.A.2, plus Line IV.A. 3, plus Line IV.A.4, plus Line IV.A.5, plus Line IV.A.6, minus Line IV.A.7, minus Line IV.A.8, minus Line IV.A.9, minus Line IV.A.10):

	$	_____________

B. Consolidated Fixed Charges for fiscal quarter ending on Statement Date:

1. Consolidated Interest Expense for such fiscal quarter:	$	_____________

2. scheduled or required principal amortization for such fiscal quarter (excluding any balloon payment due at maturity):	$	_____________

Form of Compliance Certificate

3. all dividends accrued for the such fiscal quarter (whether or not declared or paid):	$	_____________

4. Consolidated Fixed Charges (Line IV.B.1, plus Line IV.B.2, plus Line IV.B.3):	$	_____________

C. Ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges for fiscal quarter ending on Statement Date (Line IV.A.11 to Line IV.B.4):		_____:1

D.: Minimum Permitted:		1.50:1

V.	Section 7.12 — Development.

A. Acquisition Cost of Real Property Under Development.

1.      aggregate amount of cash expenditures made by the Borrower or any Subsidiary (plus the Borrower’s pro rata share of such cash expenditures made by an Unconsolidated Affiliate) to acquire each unimproved property currently held for development:

	$	_____________

2.      for any Construction Property, all cash expenditures incurred to date by the Borrower or any Subsidiary (plus the Borrower’s pro rata share of such cash expenditures made by an Unconsolidated Affiliate) for land and improvements (including indirect costs internally allocated in accordance with GAAP and development costs):

	$	_____________

3.      for any Construction Property (without duplication of Line V.A.2), where any Real Property is being developed or redeveloped in phases, as to any phase which is still being developed or redeveloped all cash expenditures incurred to date by the Borrower or any Subsidiary (plus the Borrower’s pro rata share of such cash expenditures made by an Unconsolidated Affiliate) for development or redevelopment of such phase (including indirect costs internally allocated in accordance with GAAP and development costs):

	$	_____________

4. total development costs (Line V.A.1, plus Line V.A.2, plus Line V.A. 3):	$	_____________

B. Total Asset Value (Line I.B.6 above):	$	_____________

C. Maximum total development costs (20% of Line V.B.):	$	_____________

D. Excess (deficient) for covenant compliance (Line V.A.4 minus Line V.C.):	$	_____________

Form of Compliance Certificate

VI.	Section 7.02 — Investments.

A. Restricted Investments (excluding the Borrower’s interest in BRE Property Investors).

1. Investments in any Person that is not a Wholly Owned Subsidiary:	$	_____________

2.      Investments in land held for investment including land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled to occur in the following 12 months:

	$	_____________

3. Investments in non-multifamily property holdings:	$	_____________

4. Investments in mortgages, notes and marketable securities:	$	_____________

5. Total Investments as of the Statement Date (Line VI.A.1, plus Line VI.A.2, plus Line VI.A. 3, plus Line VI.A.4):	$	_____________

B. Total Asset Value (Line I.B.6 above):	$	_____________

C. Maximum total acquisition cost of Real Property Under Development (25% of Line VI.B.):	$	_____________

D. Excess (deficient) for covenant compliance (Line VI.A.5 minus Line VI.C.):	$	_____________

Form of Compliance Certificate

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement described below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent, permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ____________________________

2.	Assignee: ____________________________ [and is an Affiliate/Approved Fund of [identify Lender][1]

3.	Borrower(s): BRE Properties, Inc., a Maryland corporation

4.	Administrative Agent: Wachovia Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Amended and Restated Credit Agreement, dated as of September 18, 2007, among BRE Properties, Inc., the Lenders parties thereto, and Wachovia Bank, National Association, as Administrative Agent, and the other agents parties thereto.

[1]	Select as applicable.

Form of Assignment and Assumption

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
____________[3]	$_____________	$_____________	____________	%
____________	$_____________	$_____________	____________	%
____________	$_____________	$_____________	____________	%

[7.	Trade Date: ______________________________________][4]

Effective Date: ___________________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]	ASSIGNEE [NAME OF ASSIGNEE]

By:	By:
Title:	Title:

Consented to and Accepted:	Consented to:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent	BRE PROPERTIES, INC.[5]

By:	By:
Title:	Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[5]	To be added only if no Event of Default has occurred and is continuing.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Form of Assignment and Assumption

3. Miscellaneous. The Assignee makes and confirms to the Administrative Agent, the Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Article IX of the Credit Agreement. Except as expressly provided in the Credit Agreement, the Administrative Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to the Borrower or any other Loan Party or to notify the Assignee of any Default or Event of Default. The Assignee has not relied on the Administrative Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder. The Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT G

FORM OF AMENDED & RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY (this “Guaranty”), dated as of _______________, 20___, is made by ___________________________________________,a ________________________________ corporation (the “Guarantor”), in favor of the Lenders party to the Credit Agreement referred to below and Wachovia Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), letter of credit issuer (in such capacity, the “L/C Issuer”) and swingline lender (in such capacity, the “Swingline Lender”).

A. BRE PROPERTIES, INC., a Maryland corporation (the “Company”), the Lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), the L/C Issuer, the Swing Line Lender and the Administrative Agent are parties to a Amended and Restated Credit Agreement, dated as of September 18, 2007 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).

B. It is a condition precedent to the Borrowings and issuances of Letters of Credit under the Credit Agreement that the Guarantor guarantee the indebtedness and other obligations of the Company to the Guaranteed Parties under or in connection with the Credit Agreement as set forth herein. The Guarantor, as a Subsidiary or Affiliate of the Company, will derive substantial direct and indirect benefits from the making of the Loans to, and issuances of Letters of Credit for the account of, the Company pursuant to the Credit Agreement (which benefits are hereby acknowledged by the Guarantor).

NOW THEREFORE, to induce the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders to enter into the Credit Agreement, and in consideration thereof, the Guarantor hereby agrees as follows:

SECTION I Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.),

“Guaranteed Obligations” has the meaning set forth in Section 2.

“Guaranteed Parties” means the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders.

“Guarantor Documents” means this Guaranty, all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty and the Loan Documents.

Form of Amended & Restated Guaranty

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subordinated Debt” has the meaning set forth in Section 7(a).

“Subordinated Debt Payments” has the meaning set forth in Section 7(b).

(c) Interpretation. The rules of interpretation set forth in Sections 1.02 to 1.07 of the Credit Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.

SECTION 2 Guaranty.

(a) Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the Company to the Guaranteed Parties under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all amounts owing in respect of the L/C Obligations, all interest accrued thereon, all fees due under the Credit Agreement, all indemnification obligations of the Company under or in connection with the Credit Agreement, the Notes and the other Loan Documents, all other amounts payable by the Company to the Guaranteed Parties thereunder or in connection therewith and any other Obligations of the Company. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of the Company, any and all extensions, renewals, modifications, amendments or substitutions thereof and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantor in connection with this Guaranty (including any and all amounts due under Section 15), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

Form of Amended & Restated Guaranty

(b) Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the §§544 and 548 of the Bankruptcy Code and any state fraudulent transfer or fraudulent conveyance act or statute applicable) any limitations on the amount of the Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Party can enforce under this Guaranty, the Guaranteed Parties by their acceptance hereof accept such limitation on the amount of the Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.

SECTION 3 Liability of Guarantor. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:

(i) the Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of the Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against the Company or any other Person, or against any collateral securing the Guaranteed Obligations;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii) the Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(iv) the Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any of the following events:

(A) any Insolvency Proceeding with respect to the Company, the Guarantor, any other Loan Party or any other Person;

(B) any limitation, discharge, or cessation of the liability of the Company, the Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Guarantor Documents;

(C) any merger, acquisition, consolidation or change in structure of the Company, the Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of the Company, the Guarantor, any other Loan Party or other Person;

(D) any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Guarantor Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any collateral securing the Guaranteed Obligations;

Form of Amended & Restated Guaranty

(E) any claim, defense, counterclaim or setoff, other than that of prior performance, that the Company, the Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Guarantor Documents;

(F) any Guaranteed Party’s amendment, waiver, modification, renewal, extension, cancellation or surrender of any Loan Document (including any change in the amount, interest rate or due date of the Guaranteed Obligations), any Guaranteed Obligations, or any collateral securing the Guaranteed Obligations, or any Guaranteed Party’s exchange, release, or waiver of any collateral securing the Guaranteed Obligations;

(G) any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any collateral securing the Guaranteed Obligations, including any Guaranteed Party’s compromise, release, settlement or waiver with or of the Company, any other Loan Party or any other Person;

(H) any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;

(I) any impairment or invalidity of any collateral securing the Guaranteed Obligations or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein;

(J) any act or failure to act by the Company, any other Loan Party or any other Person which may adversely affect the Guarantor’s subrogation rights, if any, against the Company to recover payments made under this Guaranty;

(K) any defect, limitation or insufficiency in the borrowing powers of the Company or in the exercise thereof;

(L) any other guaranty, whether by the Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the Company to any Guaranteed Party; and

(M) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor hereunder (other than termination of this Guaranty in accordance with the terms hereof).

SECTION 4 Consents of Guarantor. The Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from the Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

Form of Amended & Restated Guaranty

(ii) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;

(iii) the time for the Company’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;

(iv) any Guaranteed Party may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any collateral securing the Guaranteed Obligations or any other collateral, nor shall any Guaranteed Party be liable to the Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the any collateral securing the Guaranteed Obligations or other collateral therefor;

(v) the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

(vi) the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Company to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

(vii) the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any collateral securing the Guaranteed Obligations, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantor against the Company;

all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

SECTION 5 Guarantor Waivers.

(a) Certain Waivers. The Guarantor waives and agrees not to assert:

(i) any right to require any Guaranteed Party to marshal assets in favor of the Company, the Guarantor, any other Loan Party or any other Person, to proceed against the Company, any other Loan Party or any other Person, to proceed against or exhaust any collateral securing the Guaranteed Obligations, to give notice of the terms, time and place of any public or

Form of Amended & Restated Guaranty

private sale of personal property security constituting any collateral for the Guaranteed Obligations or comply with any provisions of the New York Uniform Commercial Code (or any equivalent provision of any other applicable law) related to such rights or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of the Company, the Guarantor or any other Person;

(iv) any defense (other than the defense of payment) based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set-offs and counterclaims;

(vi) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the Company or any other obligor of the Guaranteed Obligations for reimbursement; and

(vii) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty, including any and all benefits that otherwise might be available to the Guarantor under any applicable state law including, if, despite Section 20, California law is applied hereto, California Civil Code §§1432, 2809, 2810, 28I5, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure §§580a, 580b, 580d and 726. Accordingly, the Guarantor waives all rights and defenses that the Guarantor may have because the Company’s debt is or may be secured by real property. This means, among other things: (A) the Guaranteed Parties may collect from the Guarantor without first foreclosing on any real or personal property collateral pledged by the Company; and (B) if the Administrative Agent forecloses on any real property collateral pledged by the Company: (1) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Guaranteed Parties may collect from the Guarantor even if the Administrative Agent, by foreclosing on the real property collateral, has destroyed any right the Guarantor may have to collect from the Company. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantor may have because the Company’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights of defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure and related provisions of other applicable state law.

(b) Additional Waivers. The Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. The Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Company, the Guarantor or any other Person with respect to the Guaranteed Obligations.

Form of Amended & Restated Guaranty

(c) Independent Obligations. The obligations of the Guarantor hereunder are independent of and separate from the obligations of the Company and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against the Guarantor, whether or not the Company or any such other Loan Party is joined therein or a separate action or actions are brought against the Company or any such other Loan Party.

(d) Financial Condition of Company. The Guarantor shall not have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of the Company or the ability of the Company to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) any collateral securing the Guaranteed Obligations; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

SECTION 6 Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitments shall be terminated, the Guarantor shall not have, and the Guarantor shall not directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Company or other Loan Parties, whether in connection with this Guaranty, any of the other Guarantor Documents or otherwise. If any amount shall be paid to the Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 7 Subordination.

(a) Subordination to Payment of Guaranteed Obligations. All payments on account of all indebtedness, liabilities and other obligations of the Company to the Guarantor, whether created under, arising out of or in connection with any documents or instruments evidencing any credit extensions to Company or otherwise, including all principal on any such credit extensions, all interest accrued thereon, all fees and all other amounts payable by the Company to the Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.

(b) No Payments. During the existence of an Event of Default (or if any Event of Default would exist immediately after the making of a Subordinated Debt Payment), and until such Event of Default is cured or waived, the Guarantor shall not accept or receive any payment or distribution by or on behalf of the Company, directly or indirectly, of assets of the Company of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff,

Form of Amended & Restated Guaranty

exchange or in any other manner, for or on account of the Subordinated Debt (“Subordinated Debt Payments”). In the event that, notwithstanding the provisions of this Section 7, any Subordinated Debt Payments shall be received in contravention of this Section 7 by the Guarantor before all Guaranteed Obligations are paid in full in cash or cash equivalents, such Subordinated Debt Payments shall be held in trust for the benefit of the Guaranteed Parties and shall be paid over or delivered to the Administrative Agent for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 7, after giving effect to any concurrent payments or distributions to any Guaranteed Party in respect of the Guaranteed Obligations.

(c) Subordination of Remedies. As long as any Guaranteed Obligations shall remain outstanding and unpaid, the Guarantor shall not, without the prior written consent of the Administrative Agent:

(i) accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the Subordinated Debt;

(ii) exercise any rights under or with respect to (A) any guaranties of the Subordinated Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any collateral held by it, notifying any account debtors of the Company or asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;

(iii) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities or obligations of the Guarantor to the Company against any of the Subordinated Debt; or

(iv) commence, or cause to be commenced, or join with any creditor other than any Guaranteed Party in commencing, any Insolvency Proceeding.

(d) Subordination Upon Any Distribution of Assets of the Company. In the event of any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, upon any Insolvency Proceeding with respect to or involving the Company, (i) all amounts owing on account of the Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which the Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Administrative Agent (on behalf of the other Guaranteed Parties) for application to the payment of the Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to any Guaranteed Party in respect of such Guaranteed Obligations.

Form of Amended & Restated Guaranty

(e) Authorization to Administrative Agent. If, while any Subordinated Debt is outstanding, any Insolvency Proceeding is commenced by or against the Company or its property:

(i) the Administrative Agent, when so instructed by the Required Lenders, is hereby irrevocably authorized and empowered (in the name of the Guaranteed Parties or in the name of the Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Guaranteed Parties; and

(ii) the Guarantor shall promptly take such action as the Administrative Agent (on instruction from the Required Lenders) may reasonably request (A) to collect the Subordinated Debt for the account of the Guaranteed Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

SECTION 8 Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and the Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.

SECTION 9 Payments.

(i) The Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against the Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code), the Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to the Company, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in any such Insolvency Proceeding). The Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in Dollars, in immediately available funds, to the Administrative Agent at such office of the Administrative Agent and to such account as the Administrative Agent shall specify in writing to the Guarantor.

(ii) Any and all payments by the Guarantor to or for the account of any Guaranteed Party under the Guarantor Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of any Guaranteed Party, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such Guaranteed Party is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Guarantor shall be required by any Laws to deduct any

Form of Amended & Restated Guaranty

Taxes from or in respect of any sum payable under the Guarantor Document to any Guaranteed Party then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such other Guaranteed Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions, (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Guarantor shall furnish to the Administrative Agent (which shall forward the same to such Guaranteed Party) the original or a certified copy of a receipt evidencing payment thereof.

(iii) In addition, the Guarantor agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under the Guarantor Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Guarantor Document (hereinafter referred to as “Other Taxes”).

(iv) If the Guarantor shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under the Guarantor Document to any Guaranteed Party, the Guarantor shall also pay to the Administrative Agent or to such Guaranteed Party, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Guaranteed Party specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Guaranteed Party would have received if such Taxes or Other Taxes had not been imposed.

(v) The Guarantor agrees to indemnify the Administrative Agent and each other Guaranteed Party for (A) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Guaranteed Party, (B) amounts payable under Section 9(iv), and (C) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this clause (v) shall be made within 30 days after the date the Guaranteed Party or the Administrative Agent makes a demand therefor.

(vi) Any payments by the Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement.

(vii) The agreements in this Section 9 shall survive the payment of all Guaranteed Obligations.

SECTION 10 Representations and Warranties. The Guarantor represents and warrants to each Guaranteed Party that:

(a) Organization and Powers. The Guarantor is (i) duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) to execute, deliver, and perform its obligations under this Guaranty and the other Guarantor Documents to which it is a party, (iii) is duly qualified and is licensed

Form of Amended & Restated Guaranty

and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws, except in each case referred to in clause (ii)(A), clause (iii) or clause (iv), to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Conflict. The execution, delivery and performance by the Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of the Guarantor’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which the Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority or arbitral award to which the Guarantor or its property is subject; or (iii) violate any Law applicable to the Guarantor.

(c) Binding Obligation. This Guaranty has been, and the other Guarantor Documents, when executed and delivered by the Guarantor, will have been, duly executed and delivered by the Guarantor. This Guaranty constitutes, and each other Guarantor Document when so executed and delivered will constitute, a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

(d) Governmental Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Guarantor of this Guaranty or any other Guarantor Documents.

(e) No Prior Assignment. The Guarantor has not previously assigned any interest in the Subordinated Debt or any collateral relating thereto, no Person other than the Guarantor owns an interest in any of the Subordinated Debt or any such collateral (whether as joint holders of the Subordinated Debt, participants or otherwise), and the entire Subordinated Debt is owing only to the Guarantor.

(f) Solvency. Immediately prior to and after and giving effect to the incurrence of the Guarantor’s obligations under this Guaranty the Guarantor is and will be Solvent.

(g) Consideration. The Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the Bankruptcy Code and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any collateral securing the Guaranteed Obligations Documents to which it is a party.

(h) Independent Investigation. The Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Company and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of any Guaranteed Party with respect thereto. The Guarantor represents and warrants that it has received and reviewed copies of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Company and any other matters pertinent hereto that the Guarantor may desire. The Guarantor is not relying upon or expecting any Guaranteed Party to furnish to the Guarantor any information now or hereafter in any Guaranteed Party’s possession concerning the financial condition of the Company or any other matter.

Form of Amended & Restated Guaranty

(i) Credit Agreement Representations. All of the representations and warranties made by the Company with respect to or in any way relating to the Guarantor in the Credit Agreement and the other Loan Documents are true and correct, as if the same were set forth herein in full.

SECTION 11 Reporting Covenant. So long as any Guaranteed Obligations shall remain unsatisfied or any Lender shall have any Commitment, the Guarantor agrees that it shall furnish to the Administrative Agent prompt written notice of (a) any condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; (b) the occurrence of any Default relating to the Guarantor’s obligations hereunder or the covenants relating to the Guarantor under the Credit Agreement; (c) the occurrence of any ERISA Event; (d) any material change in accounting policies or financial reporting practices by the Guarantor or any of its Subsidiaries; and (e) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Guarantor or its Subsidiaries as the Administrative Agent, at the request of any Guaranteed Party, may from time to time reasonably request.

SECTION 12 Additional Covenants. So tong as any Guaranteed Obligations shall remain unsatisfied or any Guaranteed Party shall have any Commitment, the Guarantor agrees that:

(a) Preservation of Existence, Etc. The Guarantor shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in a transaction permitted by Section 7.04 or Section 7.05 of the Credit Agreement); and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(b) Further Assurances and Additional Acts. The Guarantor shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Administrative Agent or the Required Lenders shall deem necessary or appropriate to effectuate the purposes of this Guaranty and the other Guarantor Documents, and promptly provide the Administrative Agent with evidence of the foregoing satisfactory in form and substance to the Administrative Agent and the Required Lenders.

(c) Credit Agreement Covenants. The Guarantor shall observe, perform and comply with all covenants applicable to the Guarantor set forth in Articles VI and VII of the Credit Agreement, which by their terms the Company is required to cause the Guarantor to observe, perform and comply with, as if such covenants were set forth in full herein. Without limitation of the foregoing, the Guarantor shall deliver to the Administrative Agent and each Lender the financial statements described in Section 6.01 of the Credit Agreement on the dates and in the manner set forth therein.

(d) Governmental Consents. The Guarantor shall maintain all authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with, any Governmental Authority, or approvals or consents of any other Person, required in connection with this Guaranty or any other Guarantor Documents.

Form of Amended & Restated Guaranty

SECTION 13 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, emailed (subject to the provisions of the final sentence of this Section 13) or delivered, in the case of the Guarantor, to the address or facsimile number or email address specified on the signature page hereof, and in the case of any Guaranteed Party, to the address or facsimile number or email address specified in the Credit Agreement, or to such other address, facsimile number or email address as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone, when delivered; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the final sentence of this Section 13), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute documents for execution by the parties thereto, and may not be used for any other purpose.

SECTION 14 No Waiver: Cumulative Remedies. No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 15 Costs and Expenses; Indemnification.

(a) Costs and Expenses. The Guarantor shall pay or reimburse the Administrative Agent and each other Guaranteed Party for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty or the other Guarantor Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by any Guaranteed Party.

(b) Indemnification. Whether or not the transactions contemplated hereby are consummated, the Guarantor agrees to indemnify, save and hold harmless each Agent-Related Person, each other Guaranteed Party and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Guarantor Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, or (ii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Guarantor, or any Environmental Liability related in any way to the Guarantor, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or

Form of Amended & Restated Guaranty

defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Guaranty or the Credit Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Guaranty, the Credit Agreement or any other Guaranty Document or Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c) Defense. At the election of any Indemnitee, the Guarantor shall defend such Indemnitee using legal counsel satisfactory to such Indemnitee in such Person’s sole discretion, at the sole cost and expense of the Guarantor.

(d) Interest. Any amounts payable to by the Guarantor under this Section 15 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

(e) Payment. All amounts due under this Section 15 shall be payable within ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 15 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.

SECTION 16 Right of Set-Off. In addition to any rights and remedies of the Administrative Agent and the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each of the Lenders is authorized at any time and from time to time, without prior notice to the Guarantor, any such notice being waived by the Guarantor to the fullest extent permitted by law, but, in the case of a Lender, subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Guarantor against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Guaranty or any other Guarantor Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each of the Lenders agrees (by its acceptance hereof) promptly to notify the Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 17 Marshalling: Payments Set Aside. Neither the Administrative Agent nor any Guaranteed Party shall be under any obligation to marshal any assets in favor of the Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations. To the extent that the Guarantor makes a payment to any Guaranteed Party, or any Guaranteed Party exercises its right of set-off, and such

Form of Amended & Restated Guaranty

payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each of the Lenders severally agrees (by its acceptance hereof) to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 18 Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantor, and such obligations shall be limited to those expressly stated herein.

SECTION 19 Binding Effect: Assignment.

(a) Binding Effect. This Guaranty shall be binding upon the Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Administrative Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.

(b) Assignment. Except to the extent otherwise provided in the Credit Agreement, the Guarantor shall not have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Required Lenders. Each Lender may, without notice to or consent by the Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Section 10.07 of the Credit Agreement of or in its rights and obligations thereunder and under the other Loan Documents. In the event of any grant of a participation, the participant (A) shall be deemed to have a right of setoff under Section 16 in respect of its participation to the same extent as if it were such “Guaranteed Party;” and (B) shall also be entitled to the benefits of Section 15.

SECTION 20 Governing Law and Jurisdiction.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH OTHER GUARANTEED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY FEDERAL DISTRICT COURT AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE

Form of Amended & Restated Guaranty

JURISDICTION OF THOSE COURTS. THE GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT. THE GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c) The Guarantor hereby irrevocably appoints the Company, with an office as listed in Section 10.02 of the Credit Agreement, as its authorized agent (in such capacity, the “Process Agent”) with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Guaranty and the other Guarantor Documents in any of the courts in and of the State of New York. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s address and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees that the failure of the Process Agent to give any notice of any such service to the Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. As an alternative method of service, the Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor at its address specified on the signature page hereof. If for any reason the Company’ shall cease to act as Process Agent, the Guarantor shall appoint forthwith, in the manner provided for herein, a successor Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of New York and acceptable to the Administrative Agent.

(d) Nothing in this Section 20, shall affect the right of the Guaranteed Parties to serve legal process in any other manner permitted by law or limit the right of the Guaranteed Parties to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions.

SECTION 21 Waiver of Jury Trial. THE GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THE GUARANTOR DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM WITH RESPECT TO THE GUARANTOR DOCUMENTS, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 22 Entire Agreement; Amendments and Waivers. This Guaranty together with the other Guarantor Documents embodies the entire agreement of the Guarantor with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of the Guarantor, verbal or written, relating to the subject matter hereof and thereof and shall not be amended except by written agreement of the Guarantor, the Administrative Agent and the Required Lenders. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any

Form of Amended & Restated Guaranty

departure by the Guarantor therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 23 Severability. If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular’ jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 24 No Novation. This Amended and Restated Guaranty is given in replacement of a Guaranty dated January 20, 2006, previously delivered to the Administrative Agent under the Credit Agreement. THIS GUARANTY IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH SUCH OTHER GUARANTY.

Form of Amended & Restated Guaranty

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty, as of the date first above written.

[GUARANTOR)

By
Title:
Address:

Attn.:
Fax No.

Form of Amended & Restated Guaranty

EXHIBIT H

FORM OF OPINION

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

[DRAFT]

September         , 2007

Wachovia Bank, National Association,

    as Administrative Agent

301 S. College Street, NC0172

Charlotte, North Carolina 28202

The Lenders listed on Exhibit A hereto

Re:	Amended and Restated Credit Agreement, dated as of September __, 2007 (the “Credit Agreement”), by and among BRE Properties, Inc., a Maryland corporation (the “Borrower”), Wachovia Capital Markets, LLC and RBS Securities Corporation, as Joint Lead Arrangers and Joint Book Managers, Wachovia Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”), The Royal Bank of Scotland, plc, as Syndication Agent, Bank of America, N.A., JPMorgan Chase Bank, N.A., and Deutsche Bank Securities, Inc., as co-documentation agents, and the other Lenders party thereto (collectively, the “Lenders”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Borrower in connection with the transactions evidenced and contemplated by the Credit Agreement. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Wachovia Bank, National Association,

    as Administrative Agent

The Lenders listed on Exhibit A hereto

September __, 2007

We understand that the Borrower and certain entities affiliated with the Borrower are being represented in this matter by Latham & Watkins LLP, and we understand that, except as to those issues specifically opined to herein, you will be relying upon the opinion of Latham & Watkins LLP. This opinion is delivered at the request of the Borrower pursuant to Section 4.01(a)(v) of the Credit Agreement.

In our capacity as Maryland corporate counsel to the Borrower and for purposes of this opinion, we have examined the following:

(i)	the corporate charter of the Borrower (the “Charter”), consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 25, 1996; Articles of Merger filed with the Department on March 14, 1996; Articles of Amendment filed with the Department on March 14, 1996; Articles of Amendment and Restatement filed with the Department on April 2, 1996; Articles of Amendment filed with the Department on April 21, 1997; Certificate of Correction filed with the Department on September 23, 1998; Articles Supplementary filed with the Department on January 28, 1999; Articles Supplementary filed with the Department on June 14, 2002; Articles Supplementary filed with the Department on March 11, 2004; Articles of Amendment filed with the Department on May 20, 2004; Articles Supplementary filed with the Department on December 8, 2004; and Articles of Amendment filed with the Department on May 23, 2005;

(ii)	the Second Amended and Restated Bylaws of the Borrower as adopted on or as of May 17, 2007 (the “Bylaws”);

(iii)	resolutions adopted by the Board of Directors of the Borrower on or as of July 26, 2007 (the “Directors’ Resolutions”);

(iv)	a status certificate of the Department dated as of a recent date to the effect that the Borrower is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

(v)	an executed copy of the Credit Agreement;

(vi)	an executed copy of the Letter Agreement dated August 10, 2007, among the Borrower, the Administrative Agent, Wachovia Capital Markets, LLC, The Royal Bank of Scotland, plc and RBS Securities Corporation (the “Fee Letter”);

(vii)

an executed copy of each Guaranty in favor of the Administrative Agent and the Lenders (collectively, the “Guaranties”) made by each of the following entities (each a “Guarantor” and, collectively, the “Guarantors”): BRE Property Investors LLC, a Delaware limited liability

Wachovia Bank, National Association,

    as Administrative Agent

The Lenders listed on Exhibit A hereto

September __, 2007

company (“BRE Property Investors”), Cambridge Park, LLC, a California limited liability company, Emerald Pointe Apartments, LLC, a Delaware limited liability company, Meridian Apartments, LLC, a Delaware limited liability company, ITCR Villa Verde Limited Partnership, a Texas limited partnership, Riverview LLC, a California limited liability company, Palm Shadows, LLC, a California limited liability company, and SMV/BRE Partners LLC, a Delaware limited liability company;

(viii)	an executed copy of the notes made by the Borrower in favor of each of the Lenders in the aggregate principal amount of $750,000,000 (the “Notes”) pursuant to the Credit Agreement (the Credit Agreement, the Guaranties and the Notes are hereinafter referred to collectively as the “Loan Documents”);

(ix)	a Certificate of Officers of the Borrower, dated as of September __, 2007, executed by Edward F. Lange, Jr., Executive Vice President and Chief Operating Officer of the Borrower, and by Constance B. Moore, President and Chief Executive Officer of the Borrower (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete and have not been rescinded or modified and are in full force and effect on the date hereof and certifying as to the manner of adoption of the Directors’ Resolutions and the form, execution and delivery of the Loan Documents; and

(x)	such other documents and matters as we deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

Insofar as the opinions and other matters set forth herein constitute, or are based upon, factual matters, we have relied solely upon the Officers’ Certificate and our knowledge. The words “our knowledge” signify that in the course of our representation of the Borrower in matters with respect to which we have been engaged as Maryland corporate counsel to the Borrower, no information has come to our attention that would give us actual knowledge or actual notice that the Officers’ Certificate on which we have relied is not accurate and complete. We have undertaken no independent investigation or verification of any such factual matters. The words “our knowledge” are intended to be limited to the knowledge of the lawyers within our firm who have rendered legal services to the Borrower in connection with the Credit Agreement.

In rendering the opinions expressed below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Borrower) is duly authorized to do so;

Wachovia Bank, National Association,

    as Administrative Agent

The Lenders listed on Exhibit A hereto

September __, 2007

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	each of the parties (other than the Borrower) executing any document has duly authorized and validly executed and delivered each document to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with their respective terms;

(d)	there have been no oral or written modifications of, or amendments to, any of the documents described in (i)-(ix) above;

(e)	all documents submitted to us as originals are authentic; all documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures of parties on all documents submitted to us for examination are genuine, and all public records reviewed are accurate and complete;

(f)	all certificates submitted to us, including, but not limited to, the Officers’ Certificate, are correct and complete both when given and as of the date hereof;

(g)	consummation of the transactions contemplated by the Loan Documents will result in receipt by each of the Guarantors of good and valuable consideration, and such transactions are fair and reasonable to each of the Guarantors;

(h)	the execution and delivery by the Guarantors of the Loan Documents to which they are a party, and the performance by the Guarantors of their respective obligations thereunder, have been duly authorized by all necessary limited liability company or limited partnership actions, as applicable, of the Guarantors, and the corporate actions required to be taken by the Borrower in connection therewith or in anticipation thereof are the same as those which would have been required to be taken had the Guarantors been organized under the laws of the State of Maryland, with the Borrower as their sole member or general partner, as applicable, and with no restrictions under the governing documents of the Guarantors on the power or authority of their sole member or general partner, as applicable, to act on their behalf; and

(i)	the maximum principal amount of the credit available to the Borrower under the Credit Agreement does not exceed $1,000,000,000.

Wachovia Bank, National Association,

    as Administrative Agent

The Lenders listed on Exhibit A hereto

September __, 2007

Based upon our review of the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Borrower has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Borrower has the requisite corporate power to enter into and satisfy its obligations under the Loan Documents and to own its assets and carry on its business as it is currently conducted and described in its Annual Report on Form 10-K most recently filed with the United States Securities and Exchange Commission.

3.	The execution and delivery by the Borrower (acting, as the case may be, in the Borrower’s own capacity, in the Borrower’s capacity as the sole managing member of the applicable Guarantor, or in the Borrower’s capacity as the sole managing member of BRE Property Investors in BRE Property Investors’ capacity as the general partner or sole managing member of the applicable Guarantor) of the Loan Documents, and the performance by the Borrower of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of the Borrower. The Loan Documents have been duly executed by the Borrower (acting, as the case may be, in the Borrower’s own capacity, in the Borrower’s capacity as the sole managing member of the applicable Guarantor, or in the Borrower’s capacity as the sole managing member of BRE Property Investors in BRE Property Investors’ capacity as the general partner or sole managing member of the applicable Guarantor), and the Loan Documents to which the Borrower is a party have been delivered by the Borrower.

4.	The execution and delivery by the Borrower (acting, as the case may be, in the Borrower’s own capacity, in the Borrower’s capacity as the sole managing member of the applicable Guarantor, or in the Borrower’s capacity as the sole managing member of BRE Property Investors in BRE Property Investors’ capacity as the general partner or sole managing member of the applicable Guarantor) of the Loan Documents, and the performance by the Borrower of its obligations thereunder, (a) do not and will not conflict with or result in a violation of any of the provisions of the Charter or Bylaws or the Maryland General Corporation Law (the “MGCL”) as applicable to the Borrower; and (b) do not and will not require any consent, approval, authorization of, registration or filing with, or notice to, any governmental or regulatory authority, agency, department, commission, board, bureau, body or instrumentality of the State of Maryland pursuant to the MGCL and as applicable to the Borrower, other than any which have been obtained or made.

Wachovia Bank, National Association,

    as Administrative Agent

The Lenders listed on Exhibit A hereto

September __, 2007

In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following qualifications: (i) the opinions set forth herein are limited to the corporation laws of the State of Maryland, and no opinions are expressed herein concerning any laws other than the corporation laws of the State of Maryland; (ii) no opinions are expressed with respect to the title to any real or personal property or to the creation, attachment, perfection or priority of any liens or security interests purported to be created under or pursuant to the Loan Documents, or any of them; (iii) no opinions are expressed with respect to the legality, binding effect or enforceability of the Loan Documents, or any of them; (iv) no opinions are expressed with respect to compliance with or applicability of any state or federal securities, tax or real estate syndication laws or laws regarding fraudulent conveyances, or with respect to the actions that may be required of any of the Guarantors to authorize, execute, deliver or perform any document; (v) the opinions set forth herein are limited to the matters specifically stated herein and no other opinions shall be inferred beyond the matters specifically stated; (vi) our opinion expressed in paragraph 4 above is based upon our consideration of only those consents, approvals, authorizations, registrations or filings, or notices, pursuant to the MGCL, if any, which we as attorneys licensed in the State of Maryland reasonably believe to be typically applicable to transactions of the type described by the Loan Documents; and (vii) the opinions set forth herein are limited to laws in effect, and facts and circumstances presently existing of which we have knowledge, as of the date hereof, and we assume no obligation to supplement this opinion if applicable laws change after the date hereof, or if we become aware of any facts or circumstances which now exist or which occur or arise in the future that may change the opinions expressed herein after the date hereof.

The opinions presented in this letter are solely for your use in connection with the transactions evidenced and contemplated by the Credit Agreement and may not be relied upon by any other person or entity, or by you for any other purpose, without our prior written consent. We consent, however, to the following: (a) reliance on the opinions presented herein by Latham & Watkins LLP in rendering its opinion to you in connection with the transactions evidenced and contemplated by the Credit Agreement; (b) reliance on the opinions presented herein by the Administrative Agent or the Lenders in connection with the enforcement of the Loan Documents against the Borrower or any Guarantor or the enforcement of this opinion letter; (c) reliance on the opinions presented herein by any other Lenders and their permitted assignees who become party to, or participants under, the Credit Agreement; and (d) the delivery of copies of this opinion letter to regulatory agencies having supervisory authority over any Lender, or to the independent auditors of any Lender, solely for the purpose of confirming the existence of this opinion letter.

Very truly yours

EXHIBIT A

Lenders

Wachovia Bank, National Association

The Royal Bank of Scotland, plc

Bank of America, N.A.

JPMorgan Chase Bank, N.A.

Deutsche Bank Trust Company Americas

Regions Bank

Goldman Sachs Bank USA

Morgan Stanley

PNC Bank, National Association

UBS Loan Finance LLC

Union Bank of California, N.A.

US Bank, N.A.

Bank of Tokyo-Mitsubishi UFJ, LTD

MidFirst Bank, a Federally Chartered Savings Association

Mizuho Corporate Bank, Ltd

Northern Trust

People’s United Bank

Chang Hwa Commercial Bank, Ltd

H-1

Form of Opinion